Exhibit 2.1

JON L.R DALBERG (State Bar No. 128259)

RODGER M. LANDAU (State Bar No. 151456)

ROYE ZUR (State Bar No. 273875)

LANDAU GOTTFRIED & BERGER LLP

1801 Century Park East, Suite 700

Los Angeles, California 90067

Telephone: (310) 557-0050

Facsimile: (310) 557-0056

jdalberg@lgbfirm.com

rlandau@lgbfirm.com

rzur@lgbfirm.com

Attorneys for Debtor and Debtor-In-Possession First Regional Bancorp

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re	Case No. 2:12-bk-31372- ER

FIRST REGIONAL BANCORP,	Chapter 11

Debtor and	SECOND AMENDED CHAPTER 11
Debtor-in-Possession.	LIQUIDATING PLAN

Confirmation Hearing Date and Time:
	Date:	April 18, 2013
	Time:	11:00 a.m.
	Place:	Courtroom 1568
255 East Temple Street
Los Angeles, California 90012

	Judge:	Ernest M.Robles

TABLE OF CONTENTS

I. DEFINITIONS AND RULES OF CONSTRUCTION	4

A. Defined Terms	4

B. Other Terms	14

C. Computation of Time	14

D. Exhibits	14

II. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS	14

A. Summary	14

B. Unclassified Claims	15

1. Administrative Expense Claims	15

2. Priority Tax Claims	17

C. Classification and Treatment	17

1. Class 1: Other Priority Claims	17

2. Class 2: Secured Claims	17

3. Class 3: TRUPs Claims	18

4. Class 4: ERISA Claim	18

5. Class 5: General Unsecured Claims	19

6. Class 6: FDIC-R Claim	19

7. Class 7: First Regional Bancorp. Equity Interests	20

III. ACCEPTANCE OR REJECTION OF THE PLAN	20

A. Voting Classes	20

B. Voting Rights of Holders of Disputed Claims	20

C. Acceptance by Impaired Classes	20

D. Presumed Acceptance of the Plan	21

IV. PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT, OR UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES	21

A. Allowance of Claims of Holders of Record of TRUPs	21

B. Resolution of Disputed Claims	22

i

C. Reserve for Disputed Claims	22

V. IMPLEMENTATION OF THE PLAN	23

A. Vesting of Assets	23

B. Establishment of the Liquidating Trust	24

1. Beneficiaries	24

2. Implementation of the Liquidating Trust	24

3. Transfer of Debtor’s Assets	24

4. Representative of the Estate	25

5. No Liability of Liquidating Trustee	25

6. Provisions Relating to Federal Income Tax Compliance	26

C. Prosecution of Estate Causes of Action by the Liquidating Trustee	26

D. Issuance and Execution of Plan Related Documents	26

E. Cancellation/Surrender of the Debentures and Related Agreements	27

F. Dissolution of the Debtor and Termination of Current Officers, Directors, Employees and Counsel	28

VI. DISTRIBUTIONS UNDER THE PLAN	28

A. In General	28

B. Manner of Payment Under the Plan	28

C. Manner of Distribution of Other Property	28

D. Setoffs	28

E. Distribution of Unclaimed Property	29

F. De Minimis Distributions	29

G. Record Date	29

H. Saturday, Sunday, or Legal Holiday	29

1. Delivery of Distributions, Address of Holder	29

VII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES	30

A. Assumption	30

B. Assumption and Cure Payment Objection	30

ii

C. Rejection	31

D. General	31

E. Insurance Policies	32

VIII. EFFECTIVENESS OF THE PLAN	32

A. Conditions Precedent	32

B. Notice of Effective Date	33

IX. RETENTION OF JURISDICTION	33

X. LIMITATION OF LIABILITY, RELEASES AND INJUNCTION	35

A. Exculpation	35

B. Injunction Enjoining Holders of Claims Against Debtor	35

C. Nondischarge of the Debtor	36

D. Class 4 Mutual Releases	37

XI. MISCELLANEOUS PROVISIONS	38

A. Payment of Statutory Fees	38

B. Preservation of Rights of Action	38

C. Headings	39

D. Binding Effect	39

E. Revocation or Withdrawal	39

1. Right to Revoke	39

2. Effect of Revocation	39

F. Governing Law	39

G. Withholding, Reporting, and Payment of Taxes	40

H. Other Documents and Actions	40

I. Modification of the Plan	40

J. Notices	40

K. Severability of Plan Provisions	42

L. Successors and Assigns	42

M. Post-Confirmation Notice	42

iii

Debtor and Debtor-in-Possession, First Regional Bancorp. (“Debtor”), proposes the following First Amended Chapter 11 Liquidating Plan (along with any amendments, supplements or exhibits hereto, collectively, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code for resolution of all Claims against and interests in the Debtor and its Estate. The Disclosure Statement In Support of the Debtor’s First Amended Chapter 11 Liquidating Plan (the “Disclosure Statement”), which accompanies the Plan, discusses the Debtor’s history, business, contracts, leases, results of operations, resolution of material disputes, significant potential litigation, financial projections for the liquidation and distribution of Debtor’s remaining assets, and contains a summary and discussion of the Plan. Holders of Claims are encouraged to read the Disclosure Statement before voting to accept or reject the Plan.

Following solicitation of acceptances for the Plan, the Debtor, as Plan proponent, will seek the Bankruptcy Court’s confirmation of the Plan. No solicitation materials other than the Disclosure Statement and any schedules, exhibits or letters attached thereto or referenced therein have been authorized by the Debtor or the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

I.	DEFINITIONS AND RULES OF CONSTRUCTION

A.	Defined Terms.

As used herein, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural, and masculine and feminine forms of the terms defined):

1.         “Administrative Expense” means any cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary post-petition expenses of preserving the Estate, any actual and necessary post-petition expenses of administering and liquidating the Estate, all compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under sections 330, 331, or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estate under section 1930 of title 28 of the United States Code.

2.         “Allowed Claim” means, except as otherwise allowed or otherwise provided herein, a

Claim, proof of which was timely and properly filed or, if no proof of claim was filed, which has been or hereafter is listed on the Debtor’s Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed. Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Claim” shall not include interest on such Claim accruing after the Petition Date.

3.         “Allowed Class ____ Claim” means an Allowed Claim in the Class specified.

4.         “Available Cash” means the Cash in the Liquidating Trust that is not otherwise designated by the Liquidating Trustee as Cash to be used to satisfy Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Claims, Allowed Priority Non-Tax Claims, and expenses of the Liquidating Trust or otherwise subject to a reserve established by the Liquidating Trustee.

5.         “Assets” means all assets of the Debtor’s Estate including “property of the estate” as described in section 541 of the Bankruptcy Code and shall, without limitation, include Cash, Estate Causes of Action, any and all claims and causes of action that may be asserted by the Debtor against any third party or third parties, securities, proceeds of insurance and insurance policies, all rights and interests, all real and personal property, and all files, books and records of the Estate.

6.         “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended.

7.         “Bankruptcy Court” means the United States Bankruptcy Court for the Central District of California, Los Angeles Division or, in the event such court ceases to exercise jurisdiction over the Chapter 11 Case, such other court that exercises jurisdiction over the Chapter 11 Case.

8.         “Bankruptcy Rules” means, collectively, (i) the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Case, and (ii) the Local Bankruptcy Rules applicable to cases pending before the Bankruptcy Court, as now in effect or hereafter amended.

9.         “Bar Date Order” means the Order (I) Establishing Bar Dates for Filing Proofs of Claim or Interest; and (II) Approving the Form and Manner of Notice Thereof entered by the Bankruptcy Court on October 3, 2012 (Docket No. 73).

10.         “Beneficiaries” means the Holders of Claims, other than Class 4 Claims, who are the beneficiaries of the Liquidating Trust.

11.         “Business Day” means any day which is not a Saturday, a Sunday, or a “legal holiday” as defined in Bankruptcy Rule 9006(a).

12.         Buttonwood Action” means that certain action entitled Buttonwood Tree Value Partners LP, et al. v. Sweeney, et al., pending before the United States District Court for the Central District of California as Civil Action No. CV 10-537 CJC MLG.

13.         “Buttonwood Action Claims” means claims asserted against the Debtor in the Buttonwood Action.

14.         “Cash” means cash or cash equivalents.

15.         “Chapter 11 Case” means the case under chapter 11 of the Bankruptcy Code, commenced by the Debtor on the Petition Date, styled “In re First Regional Bancorp.” and assigned Case No. 2: 12-bk-31372-ER.

16.         “Claim” means (a) any right to payment from the Debtor’s Estate, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor’s Estate, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

17.         “Claims Bar Date” means December 3, 2012, which is the general deadline set pursuant to the Bar Date Order or, in the case of a governmental unit under 11 U.S.C. § 502(b)(9), December 17, 2012.

18.         “Class” means one of the Classes of Claims or Classes of Equity Interests designated in the Plan.

19.         “Class Action Settlement” means the Settlement Agreement, dated as of November 11, 2011, by and among (i) the named plaintiffs in the ERISA Class Action for themselves and on behalf of the settlement class in such Action, (ii) the Insured Directors, and (iii) the Debtor.

20.         “Class Action Settlement Amount” means the settlement amount of $950,000 referred to in the Class Action Settlement.

21.         “Class Action Settlement Deposit” means the amount of $950,000 paid by the Debtor into the Settlement Fund on January 30, 2012 pursuant to the Class Action Settlement.

22.         “Conditions Precedent’ shall have the meaning ascribed to such term in Section VIII A of the Plan.

23.         “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

24.         “Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of the Plan.

25.         “Confirmation Order” means the order of the Bankruptcy Court (1) confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code and (2) pursuant to Federal Rule of Bankruptcy Procedure 9019 (“Rule 9019”), approving the Debtor’s entry into the Class Action Settlement and authorizing the Debtor to proceed with the Class Action Settlement and to implement the Class Action Settlement in the District Court.

26.         “Debenture” means, individually and collectively, the debentures issued pursuant to the Indentures

27.         “Debtor” means First Regional Bancorp.

28.         “Debtor in Possession” means the Debtor when it is acting in the capacity of representative of the Estate in the Chapter 11 Case.

29.         “Disbursing Agent” means the Liquidating Trustee or any entity selected by the Liquidating Trustee to act as its agent in conducting the disbursements to Holders of Allowed Claims pursuant to the Liquidating Trust Agreement.

30.         “Disclosure Statement” means that certain document entitled “Disclosure Statement in support of Debtor’s First Amended Chapter 11 Liquidating Plan” filed in the Chapter 11 Case, including the exhibits attached thereto, either in its present form or as it may be amended, modified or supplemented from time to time.

31.         “Disputed Claim” means any Claim (i) which is listed in the Schedules as unliquidated, disputed, contingent, and/or unknown and for which no proof of Claim has been filed;

(ii) as to which a Proof of Claim has been filed and the dollar amount of such Claim is not specified in a fixed amount; or (iii) as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Plan and/or any order of the Bankruptcy Court, which objection or request for estimation has not been withdrawn or determined by a Final Order.

32.         “Disputed Claims Reserve” means the Cash to be set aside for, and in an amount sufficient to pay the required distribution under the Plan to, all Disputed Claims which have not been finally adjudicated as of the Effective Date and which may become Allowed Claims prior to the Final Distribution Date.

33.         “Distribution(s)” means any transfer under the Plan of Cash or other property or instruments to a Holder of an Allowed Claim.

34.         “District Court” shall mean the United States District Court for the Central District of California.

35.         “Effective Date” means (a) the first day when, all the Conditions Precedent have been satisfied or waived pursuant to Section VIII of the Plan.

36.         “Equity Interests” means any equity interest in the Debtor represented by First Regional Bancorp. Equity Interests.

37.         “ERISA Class Action” means Harris, et al. v. First Regional Bancorp, et al., which is pending before the United States District Court for the Central District of California (“District Court”) as civil Case No. CV10-7164 CJC (MLGx).

38.         “ERISA Claim” means Claims arising out of the ERISA Class Action, reflected on the Debtor’s Schedules as disputed in the amount of $50 million.

39.         “Estate” shall mean with respect to the Debtor, the estate created by section 541(a) of the Bankruptcy Code upon the Petition Date.

40.         “Estate Cause of Action” shall mean any and all manner of causes of action, claims, obligations, suits, debts, judgments, demands, rights of offset or recoupment, damages (actual, compensatory or punitive), counterclaims or affirmative defenses, whatsoever, whether in law or in equity including, but not limited to, the claims arising under or pursuant to sections 541 through 551, inclusive, and section 553, of the Bankruptcy Code, and objections to filed proofs of Claim.

41.         “FDIC-R” means the Federal Deposit Insurance Corporation in its capacity as receiver for the Debtor’s wholly owned bank subsidiary, First Regional Bank of California.

42.         “FDIC-R Claims” means the Claims (if any) of the FDIC-R.

43.         “File,” “Filed,” “Files,” or “Filing” means any document(s) properly and timely filed with the Bankruptcy Court in the Chapter 11 Case, as reflected on the official docket of the Bankruptcy Court for the Chapter 11 Case, served on Persons, as such filing and service are required pursuant to the Bankruptcy Code, Bankruptcy Rules and/or order of the Bankruptcy Court.

44.         “Final Distribution” means the final distribution made to Holders of Allowed Claims on the Final Distribution Date.

45.         “Final Distribution Date” means the first Business Day on which any and all Disputed Claims have been resolved pursuant to a Final Order and all interests of the Estate in property and all Claims, Estate Causes of Action and other rights to payment existing in favor of the Estate have been liquidated, reduced to Cash, and distributed pro rata to holders of Allowed Claims.

46.         “Final Order” means an order or judgment of the Bankruptcy Court, District Court, or other applicable court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; or as to which any right to appeal, reargue, rehear, or petition for certiorari shall have been waived in writing in form and substance satisfactory to the Debtor prior to the Effective Date, or the Liquidating Trustee after the Effective Date, respectively, or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court, District Court, or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed or from which reargument or rehearing was sought, or certiorari shall have been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

47.         “First Regional Bancorp. Equity Interests” means all shares of stock of the Debtor issued and outstanding prior to the Effective Date, and all rights and interests arising thereunder or in connection therewith.

48.         “General Unsecured Claim” means any Claim that is not an Administrative Expense, Priority Tax Claim, a Claim classified in Class 1 or 2, or a First Regional Bancorp. Equity Interest. General Unsecured Claims include, without limitation, unsecured obligations owing to holders of TRUPs on account of an interest in the Debentures, vendors, the ERISA Claims, the Zeleznick Action Claims, the Buttonwood Action Claims, the FDIC-R Claims, deferred compensation claims by former directors and unsecured Claims arising from the rejection of executory contracts and unexpired leases.

49.         “Holder” means the owner of a Claim or Equity Interest against the Debtor.

50.         “Indentures” means, collectively, (i) the US Bank Indenture; and (ii) the Wilmington Indenture.

51.         “Indenture Trustees” means US Bank and Wilmington, each in its capacity as indenture trustee under the US Bank Indenture and the Wilmington Indentures, respectively, together with their respective successors and assigns.

52.         “Indenture Trustee’s Fees and Expenses” means any fees, costs, expenses, disbursements and advances incurred or made by the Indenture Trustees pursuant to the US Bank Indenture and the Wilmington Indentures, respectively (including, without limitation, (a) any reasonable fees, costs, expenses and disbursements incurred by the Indenture Trustees with any of their respective attorneys, advisors (including, without limitation, financial advisors), agents and other professionals and (b) any fees, costs or expenses for services performed by the Indenture Trustees as indenture trustees in connection with distributions made to the holders of Allowed Class 3 Claims pursuant to this Plan), in each case, whether prior to, on or after the Petition Date, or prior to, on or after the Effective Date.

53.         “Initial Distribution” means a distribution, made as soon as practicable after the Effective date in the discretion of the Liquidating Trustee, to Holders of Allowed Class 3, 4 and 5 Claims, in full satisfaction of such Allowed Claims, a Pro Rata Share of Available Cash.

54.         “Interim Distributions” means one or more Pro Rata Distributions of Available Cash made in accordance with the Plan and/or any Order of the Bankruptcy Court on account of Allowed Claims before the Final Distribution.

55.         “Insured Directors” shall mean the individual named defendants in the ERISA Class Action.

56.         “Insured Directors Contribution” shall have the meaning ascribed to it in Section II.C.4.(b) of this Plan.

57.         “Liquidating Trust” means the trust created pursuant to the Plan, Confirmation Order, and the Liquidating Trust Agreement, and created for the benefit of Holders of all Allowed Claims. Except as otherwise expressly provided in the Plan, all of the Assets of the Debtor will be transferred to the Liquidating Trust on the Effective Date of the Plan. The Liquidating Trust will continue and conclude the liquidation of such assets and the Debtor, including the resolution of all Estate Causes of Action, and make Distributions to the Holders of Allowed Claims and pay the expenses of the Liquidating Trust, all as provided in the Plan.

58.         “Liquidating Trust Agreement” means that certain liquidating trust agreement by and between the Debtor and the Liquidating Trustee to be entered into pursuant to the Plan and the Confirmation Order, substantially in the form included in Exhibit “3”, as may be amended from time to time.

59.         “Liquidating Trust Assets” means any and all Assets of the Debtor and Estate, including Cash, Estate Causes of Action and other personal and real property, all of which shall be transferred or assigned to the Liquidating Trust on the Effective Date of the Plan, free and clear of any liens or claims that might otherwise have existed in favor of any party.

60.         “Liquidating Trustees” means Vikaran Ghei and Michael Zaitzeff , or any other person approved by the Court as Liquidating Trustee, and any successor trustee(s) appointed pursuant to the Liquidating Trust Agreement, that has the powers and responsibilities set forth in the Plan, the Confirmation Order and the Liquidating Trust Agreement and in such capacity shall act as a liquidator of the Debtor and its assets for the benefit of Holders of Allowed Claims. Whenever the Liquidating Trustee is referred to herein, all such references are qualified by the Liquidating Trustee’s powers, rights and obligations as set forth in the Liquidating Trust Agreement.

61.         “Liquidating Trustee Claim Objection Deadline” shall mean the first Business Day to occur after ninety (90) days after the Effective Date, provided, however, that such date may be continued by order of the Bankruptcy Court to a later date upon motion brought by the Liquidating Trustee at any time before the occurrence thereof, and such later date shall then become the Liquidating Trustee Claim Objection Deadline.

62.         “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense.

63.         “Person” means any individual, corporation general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political subdivision, governmental unit, official committee appointed by the Office of the United States Trustee, unofficial committee of creditors, or other entity.

64.         “Petition Date” means, June 19, 2012, the date on which the Debtor filed its voluntary petition commencing the Chapter 11 Case.

65.         “Plan” means this chapter 11 plan of liquidation, including all exhibits hereto, either in their present form or as they may be altered, amended, or modified from time to time.

66.         “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

67.         “Professional Person” means for purposes of this Plan, any professional person employed by the Debtor pursuant to sections 327 or 1103 of the Bankruptcy Code.

68.         “Pro Rata,” “Pro Rata Share,” and “Pro Rata Basis” means, at any time, the proportion that the face amount of a Claim in a particular Class or Classes bears to the aggregate face amount of all Claims (including Disputed Claims, but excluding disallowed Claims) in such Class or Classes; and “face amount,” as used herein, means (a) when used in reference to a Disputed or disallowed Claim, the full stated liquidated amount claimed by the claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicably bankruptcy law; and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

69.         “Schedules” means the schedules of assets and liabilities, list of equity security holders, and statement of financial affairs filed by the Debtor as required by section 521(a)(1) of the Bankruptcy Code, Bankruptcy Rules 1007(a)(1) and(3) and (b)(1), and Official Bankruptcy Form Nos. 6 and 7, as amended from time to time.

70.         “Secured Claim” means a Claim against the Debtor to the extent of the value, as determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, of any interest in property of the Estate securing such Claim.

71.         “Settlement Fund” shall have the meaning ascribed to it in Section 1.43 of the Class Action Settlement.

72.         “Taxes” means all income, gaming, franchises, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

73.         “TRUPs” means trust preferred securities evidencing, inter alia, an interest in the Debentures pursuant to the Indentures.

74.         “TRUPs Claims” means the Claims of Holders of the TRUPs on account thereof.

75.         “US Bank” means U.S. Bank National Association as indenture trustee under the US Bank Indenture.

76.         “US Bank Indenture” means an indenture dated as of March 17, 2004, as it may be supplemented or amended, by and between the Debtor, as issuer, and US Bank as indenture trustee, pursuant to which certain Floating Rate Junior Deferrable Interest Debentures due 2034 were issued.

77.         “Wilmington” means Wilmington Trust Company as indenture trustee under the Wilmington Indentures.

78.         “Wilmington Indentures” means (1) an indenture dated as of March 30, 2006, as it may be supplemented or amended, by and between the Debtor, as issuer, and Wilmington as indenture trustee, pursuant to which certain Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 were issued; (2) an indenture dated as of September 25, 2007, as it may be supplemented or amended, by and between the Debtor, as issuer, and Wilmington as indenture trustee, pursuant to which certain Floating Rate Junior Subordinated Deferrable Interest Debentures

due 2037 were issued; (3) an indenture dated as of September 28, 2005, as it may be supplemented or amended, by and between the Debtor, as issuer, and Wilmington as indenture trustee, pursuant to which certain Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 were issued; (4) an indenture dated as of December 14, 2006, as it may be supplemented or amended, by and between the Debtor, as issuer, and Wilmington as indenture trustee, pursuant to which certain Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 were issued; and (5) an indenture dated as of December 15, 2004, as it may be supplemented or amended, by and between the Debtor, as issuer, and Wilmington as indenture trustee, pursuant to which certain Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 were issued.

79.         “Zeleznick Action” means Zeleznick v. Barth, et al., pending before the Orange County Superior Court of California as Case No. 30-2011-00443259.

80.         “Zeleznick Action Claims” means Claims (if any) arising out of the Zeleznick Action.

B.	Other Terms.

The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules and shall be construed in accordance with the rules of construction thereunder.

C.	Computation of Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

D.	Exhibits.

All exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

II.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.	Summary.

The chart below summarizes the classes of Claims and Equity Interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan:

CLASS	STATUS
Class 1: Other Priority Claims	Unimpaired - not entitled to vote
Class 2: Secured Claims	Unimpaired - not entitled to vote
Class 3: TRUPs Claims	Impaired – entitled to vote
Class 4: ERISA Claim	Impaired – entitled to vote
Class 5: All General Unsecured Claims not included in Classes 3, 4 and 6	Impaired – entitled to vote
Class 6: FDIC-R Claim	Impaired – entitled to vote
Class 7: First Regional Bancorp. Equity Interests	Impaired – deemed to reject

B.	Unclassified Claims.

1.	Administrative Expense Claims.

a.	General.

Subject to the allowance procedures and deadlines provided herein, the Disbursing Agent shall pay to each holder of an Allowed Administrative Expense, on account of the Allowed Administrative Expense, and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense, unless the holder agrees to other treatment. Except as otherwise provided herein or a prior order of the Bankruptcy Court: (i) payment of an Administrative Expense that is an Allowed Claim as of the Effective Date shall be made on the later of the Effective Date or the date such payment would have become due for payment of such Allowed Administrative Expense in the absence of the Chapter 11 Case, whether pursuant to contract or applicable non-bankruptcy law; and (ii) payment of an Administrative Expense that becomes an Allowed Claim following the Effective Date shall be made on or before (a) the date that is thirty (30) days after an order deeming such Administrative Expense an Allowed Claim becomes a Final Order, or (b) the Final Distribution Date, whichever is earlier.

b.	Deadlines for Filing Claims for Administrative Expenses.

(1)	Pre-Effective Date Claims and Expenses.

All applications for final compensation of Professional Persons for services rendered and for reimbursement of expenses incurred on or before the Effective Date and all other requests for payment of Administrative Expenses incurred before the Effective Date pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), 507(a)(1) or 1103 (except only for post-petition obligations incurred through the Effective Date in the ordinary course of Debtor’s post-petition business and obligations under section 1930 of title 28 of the United States Code) shall be filed no later than the first Business Day that is not less than forty-five (45) days after the Effective Date (the “Administrative Expense Claims Bar Date”). Professional Persons and others that do not File such requests on or before the Administrative Expense Claims Bar Date shall be barred from asserting such Claims against the Liquidating Trust, the Liquidating Trustee, or any other Person or entity, or any of their respective property. Objections to applications of Professional Persons or others for compensation or reimbursement of expenses must be Filed and served on the Liquidating Trustee and its counsel, as well as the Professional Persons and others to whose application the objection is addressed, in accordance with the Bankruptcy Code, the Bankruptcy Rules or pursuant to any other procedure set forth by an order of the Bankruptcy Court. From and after the Effective Date the Liquidating Trustee will comply with such reporting requirements, and payment of quarterly fees to the Office of the United States Trustee as required by applicable law.

(2)	Tax Claims.

Except as otherwise provided in Section 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, all requests for payment of Claims by a governmental unit (as defined under section 101(27) of the Bankruptcy Code) for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no bar date has otherwise been previously established, must be Filed on or before the later of: (a) sixty (60) days following the Effective Date; or (b) ninety (90) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Except as otherwise provided in Section 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, any holder of a Claim for taxes is required to File a request for a payment of the post-petition taxes and other monies due related to such taxes. Except as otherwise provided in Section 503(b)(1)(D) of the Bankruptcy Code and 28

U.S.C. § 960, any holder of a Claim for taxes which does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against any of the Estate, the Liquidating Agent or their respective property, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim.

2.	Priority Tax Claims.

Except as otherwise agreed to by the parties, or ordered by the Court, as soon as practicable after the Effective Date, each holder of an unpaid Allowed Priority Tax Claim shall receive payment in full in an amount equal to the Allowed Priority Tax Claim.

C.	Classification and Treatment

1.	Class 1: Other Priority Claims.

a.         Classification: Class 1 consists of all Claims entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, except Priority Tax Claims and Administrative Expenses.

b.         Treatment: The Debtor estimates the Allowed Class 1 Claims to be zero. The Liquidating Trustee shall pay all Allowed Claims in this class in full, in Cash, on the later of: (i) the Effective Date; and (ii) the date on which an order allowing such Claim becomes a Final Order, and in each case or as soon thereafter as is practicable. Class 1 is not impaired, and the holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

2.	Class 2: Secured Claims.

a.         Classification: Class 2 consists of Secured Claims.

b.         Treatment: The Debtor estimates the Allowed Class 2 Claims to be zero. To the extent any Allowed Class 2 Claims exist, holders of Allowed Class 2 Claims shall receive payment in full in Cash or of Property of the amount of their respective Allowed Secured Claims. Distributions to holders of Allowed Class 2 Claims shall occur on the later of the Effective Date if such Secured Claim is deemed to be an Allowed Claim or the first Business Day that is at least thirty (30) days from the date the Secured Claim becomes an Allowed Claim. Class 2 is not impaired, and the holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

3.	Class 3: TRUPs Claims.

a.         Classification: Class 3 consists of TRUPs Claims.

b.         Treatment: Unless a Holder of an Allowed Class 3 Claim agrees to accept a lessee treatment of such Claim, each Holder of an Allowed Class 3 Claim shall receive, as soon as practicable in the discretion of the Liquidating Trustee, in full satisfaction thereof, its Pro Rata Share (together with Holders of Allowed Class 5 and Class 6 Claims) of the Initial Distribution. In addition, after the Initial Distribution but prior to the Final Distribution Date, the Disbursing Agent may, but is not required to, make one or more Interim Distributions to the Holders of Allowed Class 3 Claims of such Holders’ Pro Rata Share (together with Holders of Allowed Class 5 and Class 6 Claims) of Available Cash, when, in the discretion of the Liquidating Trustee, the Liquidating Trust has sufficient Available Cash to make such Interim Distributions. Finally, on the Final Distribution Date, each Holder of an Allowed Class 3 Claim shall receive its Pro Rata Share (together with Holders of Allowed Class 5 and Class 6 Claims) of the Available Cash remaining in the Liquidating Trust. Class 3 is impaired, and the Holders of Allowed Class 3 Claims are entitled to vote to accept or reject the Plan.

4.	Class 4: ERISA Claim

a.         Classification: Class 4 consists of the ERISA Claim.

b.         Treatment: Notwithstanding anything to the contrary in Section III B and IV of the Plan, for the purpose of voting to accept or to reject the Plan and for the purpose of distributions made pursuant to the Plan on and after the Effective Date, the ERISA Claim shall be deemed to be an Allowed General Unsecured Claim in the amount of $50 million. Unless a Holder of an Allowed Class 4 Claim agrees to accept a lesser treatment of such Claim, each Holder of an Allowed Class 4 Claim shall, in full satisfaction thereof, (a) retain $700,000 of the $950,000 Class Action Settlement Deposit; (b) pay to the Debtor the remaining $250,000 balance of the Class Action Settlement Deposit on the Effective Date; and (c) the Insured Directors shall pay, and shall be jointly and severally liable to pay, to the Holders of such Class 4 Claim, $250,000 on the Effective Date (“Insured Directors Contribution”) provided, however, that the Holders of the Allowed Class 4 Claim may, in the exercise of their sole discretion, elect to direct that the Insured

Directors pay the Insured Directors Contribution directly to the Debtor, in lieu of the $250,000 payment to the Debtor pursuant to clause (b), above, of this paragraph.

5.	Class 5: General Unsecured Claims.

a.         Classification: Class 5 consists of all General Unsecured Claims not included in Classes 3, 4 and 6, including, without limitation the Zeleznick Action Claim.

b. Treatment: Unless a Holder of an Allowed Class 5 Claim agrees to accept a lesser treatment of such Claim, each Holder of an Allowed Class 5 Claim shall receive, as soon as practicable in the discretion of the Liquidating Trustee, in full satisfaction thereof, its Pro Rata Share (together with Holders of Allowed Class 3 and Class 6 Claims) of the Initial Distribution. In addition, after the Initial Distribution but prior to the Final Distribution Date, the Disbursing Agent may, but is not required to, make one or more Interim Distributions to the Holders of Allowed Class 5 Claims of such Holders’ Pro Rata Share (together with Holders of Allowed Class 4 and Class 6 Claims) of Available Cash, when, in the discretion of the Liquidating Trustee, the Liquidating Trust has sufficient Available Cash to make such Interim Distributions. Finally, on the Final Distribution Date, each Holder of an Allowed Class 5 Claim shall receive its Pro Rata Share (together with Holders of Allowed Class 4 and Class 6 Claims) of the Available Cash remaining in the Liquidating Trust. Class 5 is impaired, and the Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

6.	Class 6: FDIC-R Claim

a.         Classification: Class 6 consists of the FDIC-R Claim.

b.         Treatment: Unless a Holder of an Allowed Class 6 Claim agrees to accept a lesser treatment of such Claim, each Holder of an Allowed Class 6 Claim shall receive, as soon as practicable in the discretion of the Liquidating Trustee, in full satisfaction thereof, its Pro Rata Share (together with Holders of Allowed Class 4 and Class 5 Claims) of the Initial Distribution. In addition, after the Initial Distribution but prior to the Final Distribution Date, the Disbursing Agent may, but is not required to, make one or more Interim Distributions to the Holders of Allowed Class 6 Claims of such Holders’ Pro Rata Share (together with Holders of Allowed Class 4 and Class 5 Claims) of Available Cash, when, in the discretion of the Liquidating Trustee, the

Liquidating Trust has sufficient Available Cash to make such Interim Distributions. Finally, on the Final Distribution Date, each Holder of an Allowed Class 6 Claim shall receive its Pro Rata Share (together with Holders of Allowed Class 4 and Class 5 Claims) of the Available Cash remaining in the Liquidating Trust. Class 6 is impaired, and the Holders of Allowed Class 6 Claims are entitled to vote to accept or reject the Plan.

7.	Class 7: First Regional Bancorp. Equity Interests

a. Classification: Class 7 consists of First Regional Bancorp. Equity Interests in the Debtor.

b. Treatment: As of the Effective Date, each holder of record of an Allowed First Regional Bancorp. Equity Interest shall not receive a distribution under the Plan and all First Regional Bancorp. Equity Interests will be deemed to be cancelled and void. Class 7 is Impaired, but because no distributions shall be made to holders of Interests in Class 7, such holders are deemed conclusively to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore the holders of Interests in Class 7 are not entitled to vote to accept or reject the Plan.

III.	ACCEPTANCE OR REJECTION OF THE PLAN

A.	Voting Classes.

Each holder of an Allowed Claim in Classes 3, 4, 5 and 6 shall be entitled to vote to accept or reject the Plan.

B.	Voting Rights of Holders of Disputed Claims.

A Disputed Claim will not be counted for purposes of voting on the Plan to the extent it is disputed, provided an objection to such Claim has been filed no later than seven (7) days prior to the deadline for casting ballots on the Plan, unless an order of the Bankruptcy Court is entered after notice and a hearing temporarily allowing the Disputed Claim for voting purposes under Bankruptcy Rule 3018(a).

C.	Acceptance by Impaired Classes.

An impaired class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such class have voted to accept the Plan and (ii) more than one-half in number of the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of such Allowed Claims actually voting in such Class have voted to accept the Plan.

D.	Presumed Acceptance of the Plan.

Classes 1 and 2 are unimpaired under the Plan and, therefore, are conclusively presumed by the Bankruptcy Code to accept the Plan

IV.	PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT, OR UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES

A.	Allowance of Claims of Holders of Record of TRUPs.

A beneficial owner of any TRUPs of record as of January 15, 2013 (the “Record Date”) shall, for purposes of distributions under the Plan, be deemed to have an Allowed Class 3 Claim for the outstanding principal amount of the Debenture(s) owned by such beneficial owner plus accrued and unpaid interest as of the Petition Date, and need not file a proof of claim with respect thereto.

In the event any Person that is neither the record holder as of the Record Date of a TRUP, nor the beneficial owner with respect thereto, shall file a proof of right to record status pursuant to Bankruptcy Rule 3003(d), the Liquidating Trustee shall establish such reserve, if any, as may be ordered by the Bankruptcy Court on account of any objection thereto. Such reserve shall be held in trust for the holder of such Disputed Claim. To the extent such Disputed Claim is disallowed, any reserve pertaining to such Disputed Claim shall be distributed to all holders of Allowed Class 3, 5 and 6 Claims on a Pro Rata basis.

With respect to distributions to be made to Holders of Allowed Class 3 Claims, the Indenture Trustees shall (i) be the Disbursing Agent, (ii) receive the consideration to be paid to Holders of the Allowed Class 3 Claims as Indenture Trustee; (iii) be solely responsible for making distributions to Holders of Allowed Class 3 Claims in accordance with the terms of this Plan and the applicable Indenture(s); and (iv) be authorized to deduct the Indenture Trustee’s Fees and Expenses from the consideration provided to holders of Allowed Class 3 Claims to the extent so provided for in the applicable Indenture(s).

B.	Resolution of Disputed Claims.

As of the Effective Date, and subject to the provisions of this Plan, the Liquidating Trustee shall have sole authority for investigating, administering, monitoring, implementing, litigating and settling all Disputed Claims. From and after the Effective Date, the Liquidating Trustee shall have the sole and exclusive right to make and file, and to prosecute, objections to Claims, including, but not limited to, Administrative Expenses and Priority Tax Claims. All objections shall be filed prior to the Liquidating Trustee Claim Objection Deadline and served upon the Holder of the Claim to which the objection is made.

C.	Reserve for Disputed Claims.

Cash which would be issued and distributed on account of holders of Disputed Claims, in the event that such Disputed Claims become Allowed Claims, shall instead be placed in the Disputed Claims Reserve maintained by the Liquidating Trustee. Such Cash in the Disputed Claims Reserve will be reserved for the benefit of holders of such Disputed Claims pending determination of their entitlement thereto. Unless the Bankruptcy Court orders otherwise, the Liquidating Trustee will reserve Pro Rata distributions for such Disputed Claims based upon the full amount of the Disputed Claims or, in the case of a Disputed Claim that is an Administrative Claim, Cash in the full amount of such Disputed Claim. No reserve shall be required for any Disputed Claim to the extent of any effective insurance coverage therefore. Such Cash so reserved shall be distributed by the Liquidating Trustee to the holder of a Disputed Claim to the extent that such Disputed Claim becomes an Allowed Claim pursuant to a Final Order.

To the extent that a Disputed Claim ultimately is disallowed or allowed in an amount less than the amount of Cash that has been reserved, the resulting surplus Cash shall be allocated among holders of Allowed Claims in the Class in which the Disputed Claim was classified as provided in the Plan.

Prior to or on the Final Distribution Date, the Liquidating Trustee shall make all distributions on account of any Disputed Claim that has become an Allowed Claim and remains unpaid as of the Final Distribution Date. To the extent that any portion of a Disputed Claim is not disputed, the Liquidating Trustee may establish a reserve in the Disputed Claims Reserve only on account of that portion of the Disputed Claim that is in dispute and may make one or more interim Distributions on account of the portion of such Disputed Claim that is not in dispute.

The Liquidating Trustee may, at the Liquidating Trustee’s sole discretion, file a tax election to treat the Disputed Claims Reserve as a Disputed Ownership Fund (“DOF”) within the meaning of Treasury Income Tax Regulation Section 1.468B-9 for federal income tax purposes, rather than tax such reserve as a part of the grantor liquidating trust. If the election is made, the Liquidating Trustee shall comply with all federal and state tax reporting and tax compliance requirements of the DOF, including but not limited to the filing of a separate federal income tax return for the DOF and the payment of federal and/or state income tax due.

V.	IMPLEMENTATION OF THE PLAN

A.	Vesting of Assets.

Unless otherwise expressly provided under this Plan, on the Effective Date, the Debtor’s Assets, including all of the Estate Causes of Action, will vest in the Liquidating Trust free and clear of all claims, liens, encumbrances, charges and other interests, subject to the provisions of the Plan. On and after the Effective Date, the transfer of the Debtor’s Assets from the Estate to the Liquidating Trust will be deemed final and irrevocable and distributions may be made from the Liquidating Trust.

In connection with the foregoing:

(i)         On the Effective Date, the appointment of the Liquidating Trustee shall become effective and the Liquidating Trustee shall begin to administer the Liquidating Trust pursuant to the terms of the Liquidating Trust Agreement and the Plan and may use, acquire and dispose of property of the Liquidating Trust free of any restrictions imposed under the Bankruptcy Code.

(ii)         The Confirmation Order will provide the Liquidating Trustee with express authority to convey, transfer and assign any and all of the Liquidating Trust Assets and to take all actions necessary to effectuate same and to prosecute any and all Estate Causes of Action.

(iii)         As of the Effective Date, the Liquidating Trust Assets will be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan.

B.	Establishment of the Liquidating Trust.

On the Effective Date the Liquidating Trust Agreement will become effective, and, if not previously signed, the Debtor and the Liquidating Trustee will execute the Liquidating Trust Agreement. The Liquidating Trust is organized and established as a trust for the benefit of the Beneficiaries and is intended to qualify as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d).

1.	Beneficiaries.

In accordance with Treasury Regulation Section 301.7701-4(d), the Beneficiaries of the Liquidating Trust will be the Holders of all Allowed Claims, other than Class 4 Claims, against the Debtor. The Holders of such Allowed Claims will receive an allocation of the Liquidating Trust Assets as provided for in the Plan and the Liquidating Trust Agreement. The Beneficiaries of the Liquidating Trust shall be treated as the grantors and owners of such Beneficiaries’ respective portion of the Liquidating Trust.

2.	Implementation of the Liquidating Trust.

On the Effective Date, the Debtor, on behalf of the Estate, and the Liquidating Trustee will be authorized and directed to, and will execute the Liquidating Trust Agreement in substantially the form attached as Exhibit “3” to the Plan, take all such actions as required to transfer from the Debtor and the Estate the Debtor’s Assets. From and after the Effective Date, the Liquidating Trustee will be authorized to, and will, take all such actions to implement the Liquidating Trust Agreement and the provisions of the Plan as are contemplated to be implemented by the Liquidating Trustee, including, without limitation, directing Distributions to Holders of Allowed Claims, objecting to Claims (including, without limitation, seeking the subordination and/or reclassification of Claims), prosecuting or otherwise resolving Estate Causes of Action and causing Distributions from the Liquidating Trusts to be made to the Beneficiaries.

3.	Transfer of Debtor’s Assets.

On the Effective Date, pursuant to the Plan and sections 1123, 1141 and 1146(a) of the Bankruptcy Code, the Debtor is authorized and directed to transfer, grant, assign, convey, set over, and deliver to the Liquidating Trustee all of the Debtor’s and its Estate’s right, title and interest in and to its Assets, including all Estate Causes of Action, free and clear of all liens, Claims, encumbrances or interests of any kind in such property, except as otherwise expressly provided in the Plan. To the extent required to implement the transfer of the Debtor’s Assets from the Debtor and its Estate to the Liquidating Trust, all Persons will cooperate with the Debtor and the Estate to assist the Debtor and the Estate to implement said transfers.

4.	Representative of the Estate.

The Liquidating Trustee will be appointed as the representative of the Estate pursuant to sections 1123(a)(5), (a)(7) and (b)(3)(B) of the Bankruptcy Code and as such will be vested with the authority and power (subject to the Liquidating Trust Agreement) to inter alia: (i) object to Claims (including any Claim for payment of any Administrative Expense) against (including, without limitation, seeking the subordination and/or reclassification of such Claims) and Equity Interests in the Debtor; (ii) administer, investigate, prosecute, settle and abandon all Estate Causes of Action assigned to the Liquidating Trust; (iii) make Distributions provided for in the Plan, including, but not limited to, on account of Allowed Claims; and (iv) take such action as required to administer, wind-down, and close the Chapter 11 Case. As the representative of the Estate, the Liquidating Trustee will be vested with all of the rights and powers of the Debtor and the Estate with respect to all Estate Causes of Action assigned and transferred to the Liquidating Trust, and the Liquidating Trustee will be substituted in place of the Debtor and the Estate, as applicable, as the party in interest in all such litigation pending as of the Effective Date.

5.	No Liability of Liquidating Trustee.

To the maximum extent permitted by law, the Liquidating Trustee, its employees, officers, directors, agents, members, or representatives, or professionals employed or retained by the Liquidating Trustee (the “Liquidating Trustee’s Agents”) will not have or incur liability to any Person for an act taken or omission made in good faith in connection with or related to the administration of the Liquidating Trust Assets, the implementation of the Plan and the Distributions made thereunder or Distributions made under the Liquidating Trust Agreement. The Liquidating Trustee, the Liquidating Trustee’s Agents, and their respective employees, officers, directors, agents, members, or representatives, or professionals employed or retained will in all respects be entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities under the Plan and the Liquidating Trust Agreement. Entry of the Confirmation Order constitutes a judicial determination that the exculpation provision contained in Section V. B. 5 of the Plan is necessary to, inter alia, facilitate Confirmation and feasibility and to minimize potential claims arising after the Effective Date for indemnity, reimbursement or contribution from the Estate, or the Liquidating Trust, or their respective property. The Confirmation Order’s approval of the Plan will also constitutes a res judicata determination of the matters included in the exculpation provisions of the Plan. Notwithstanding the foregoing, nothing herein or in Section V. B. 5 of the Plan will alter any provision in the Liquidating Trust Agreement that provides for the potential liability of the Liquidating Trustee to any Person.

6.	Provisions Relating to Federal Income Tax Compliance.

A transfer to the Liquidating Trust shall be treated for all purposes of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as a transfer to creditors to the extent creditors are Beneficiaries. For example, such treatment shall apply for purposes of Internal Revenue Code sections 61(a)(12), 483, 1001, 1012 and 1274. Any such transfer shall be treated for federal income tax purposes as a deemed transfer to the beneficiary-creditors followed by a deemed transfer by the beneficiary-creditors to the Liquidating Trusts. The Beneficiaries of the Liquidating Trusts shall be treated for federal income tax purposes as the grantors and deemed owners of the Liquidating Trusts.

C.	Prosecution of Estate Causes of Action by the Liquidating Trustee.

Pursuant to the Confirmation Order, on the Effective Date, the Debtor irrevocably assigns, transfers and conveys to the Liquidating Trustee, the right to manage and control all property of the Estate, including, but not limited to, all Estate Causes of Action. Subject to the provisions of Section V.B.4 of this Plan and the Liquidating Trust Agreement, the Liquidating Trustee shall have the power and authority to prosecute, compromise or otherwise resolve any and all such Estate Causes of Action, with all recoveries derived therefrom to be included within the Liquidating Trust Assets.

D.	Issuance and Execution of Plan Related Documents.

In connection with the transactions contemplated to implement the Plan, the Debtor and the

Liquidating Trustee will execute certain documents. As of the Effective Date, the Debtor and/or the Liquidating Trustee will execute such amendments, modifications, supplements, and other documents as provided for in the Plan. The Debtor and/or the Liquidating Trustee are authorized to execute such amendments, modifications, supplements and other documents as provided for in the Plan without any further corporate action, and upon such execution, such amendments, modifications, supplements and other documents as provided for in the Plan shall be deemed binding upon the Debtor and/or the Liquidating Trustee and such other parties as applicable.

E.	Cancellation/Surrender of the Debentures and Related Agreements.

As of the Effective Date, the Indentures and the Debentures shall be terminated, and neither the Debtor nor the other parties thereto shall have any further rights or obligations thereunder, except that each Indenture and each Debenture shall continue to be effective for the following purposes: (a) allowing a holder of an Allowed Class 3 Claim, including the Indenture Trustees and holders of TRUPs, to receive a Distribution provided for under this Plan and the provisions related to distributions in such documents; (b) the right of the Indenture Trustees to exercise any and all charging lien rights under the Indentures against any recoveries which are otherwise due and payable to any holders of Allowed Class 3 Claims for the payment of any Indenture Trustee’s Fees and Expenses that remain outstanding; and (c) the right of the Indenture Trustee to be indemnified pursuant to Section 6.6 of each Indenture.

Following the Effective Date, holders of Allowed Class 3 Claims will receive from the Indenture Trustees or their respective designee(s) specific instructions regarding the time and manner in which the Debentures are to be surrendered. Pending such surrender, such Debentures will be deemed cancelled and shall represent only the right to receive the Distributions to which the holder is entitled under this Plan. Any such holder who fails to surrender or cause to be surrendered such Debenture(s) or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, within six (6) months after the Effective Date, shall be deemed to have forfeited all rights and claims in respect of such Debenture(s) and shall not participate in any distribution hereunder, and (i) all cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to distributions to be made to other holders of Allowed Class 3 Claims.

F.	Dissolution of the Debtor and Termination of Current Officers, Directors, Employees and Counsel.

From and after the Effective Date, the Debtor shall be dissolved and the Liquidating Trustee shall be authorized to take all action necessary to dissolve the Debtor. On the Effective Date, the employment, retention, appointment and authority of all Officers, Directors, Employees and Professionals of the Debtor shall be deemed to terminate.

VI.	DISTRIBUTIONS UNDER THE PLAN.

A.	In General.

Except as otherwise provided herein, or as may be ordered by the Bankruptcy Court, Distributions to be made on account of Allowed Claims, other than Allowed Class 3, Class 4, Class 5 and Class 6 Claims, shall be made on the Effective Date. The dates for Distributions by the Liquidating Trust on account of Allowed Class 4, Class 5 and Class 6 Claims shall be selected by the Liquidating Trustee. Such Distributions shall be made as soon as practicable after the Effective Date.

B.	Manner of Payment Under the Plan.

Any payment of Cash made by the Liquidating Trustee pursuant to the Plan may be made either by check drawn on a domestic bank or by wire transfer from a domestic bank, at the option of the Liquidating Trustee.

C.	Manner of Distribution of Other Property.

Any distribution under the Plan of property other than Cash shall be made by the Liquidating Trustee in accordance with the terms of the Plan.

D.	Setoffs.

The Liquidating Trustee may set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor’s Estate or Liquidating Trust may have against the holder of such Claim; provided that neither the failure to effect such set off nor the allowance of any Claim that otherwise would be subject to set off, shall constitute a waiver or release by the Debtor’s Estate or Liquidating Trust of any such claim the Debtor’s Estate or Liquidating Trust may have against such holder. The IRS may set off any Allowed Claim of the IRS against any refund of federal taxes owed to the Debtor and/or the Bank.

E.	Distribution of Unclaimed Property.

Except as otherwise provided in the Plan, any distribution of property (Cash or otherwise) under the Plan which is unclaimed after the later of (i) one year following the Effective Date or (ii) ninety (90) days after such distribution has been remitted to the Holder of the Allowed Claim, shall be deemed Available Cash and distributed as provided for under the Plan.

F.	De Minimis Distributions.

No cash payment of less than fifty dollars ($50.00) shall be made by the Liquidating Trustee to any holder of a Claim unless a request therefor is made in writing to the Liquidating Agent.

G.	Record Date.

At the close of business on the Distribution Record Date, the transfer ledgers for the Debentures and the Equity Interests shall be closed, and there shall be no further changes in the record holders of such Debentures and Equity Interests. The Liquidating Trustee shall have no obligation to recognize any transfer of any such Debentures and Equity Interests occurring after the Record Date, and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

H.	Saturday, Sunday, or Legal Holiday.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

1.	Delivery of Distributions, Address of Holder.

For purposes of all notices and Distributions under this Plan, the Liquidating Trustee shall be entitled to rely on the name and address of the holder of each Claim as shown on, and Distributions to holders of Allowed Claims shall be made by regular U.S. first class mail to, the following addresses: (a) the address set forth on in the proofs of Claim Filed by such holders; (b) the address set forth in any written notice of address change delivered by the holder to the Debtor or Liquidating Trustee after the date on which any related proof of Claim was Filed, or (c) the address reflected on the Schedules if no proof of Claim is Filed and the Debtor or Liquidating Trustee has not received a written notice of a change of address. The Liquidating Trustee shall be under no duty to attempt to locate holders of Allowed Claims who are entitled to unclaimed Distributions.

VII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption.

Effective upon the Effective Date, the Debtor hereby assumes those executory contracts and unexpired leases which are listed in Exhibit “1” to the Plan. Pursuant to this Plan, the Debtor will also assume the executory contracts and unexpired leases that are the subject of any specific order of the Bankruptcy Court. The Debtor reserves the right to delete any contract or lease from Exhibit “1” to the Plan, thereby rejecting the contract or lease, up until the hearing on confirmation of the Plan by filing with the Bankruptcy Court an amended Exhibit “1” to the Plan and by giving notice to counsel for the Indenture Trustee and counsel for the non-debtor party to the contract or lease.

B.	Assumption and Cure Payment Objection.

Exhibit “1” to the Plan specifies the amount (the “Cure Payment”), if any, that the Debtor believes must be tendered on the Effective Date, in order to provide cure and compensation in accordance with sections 365(b)(1)(A) & (B) of the Bankruptcy Code. The deadline for any objections to the Cure Payment amounts set forth in Exhibit “1” shall be the date for filing objections to the Plan, and no other objections to such Cure Payment will be timely. In the event that any party to a listed contract or lease on Exhibit “1” contends that the Cure Payment amount so listed is incorrect, such party must file with the Bankruptcy Court and serve upon counsel for the Debtor a written statement and an accompanying declaration in support thereof specifying the amounts allegedly owing under sections 365(b)(1)(A) & (B) of the Bankruptcy Code no later than the date fixed for filing objections to the confirmation of the Plan. Failure to timely file and serve such statement shall result in the determination that the Debtor’s tender of the Cure Payment, as specified in Exhibit “1”, on the Effective Date, shall provide cure and compensation for any and all defaults and unpaid obligations under such assumed executory contract or unexpired lease.

In the event that any party to a listed contract or lease specified in Exhibit “1” objects to the proposed assumption by the Debtor, such party must file with the Bankruptcy Court and serve upon counsel for the Debtor a written statement and an accompanying declaration in support thereof no later than the date fixed for filing objections to the confirmation of the Plan. Failure timely to file and serve such statement shall result in the determination that the assumption is appropriate.

The Debtor reserves the right to respond to any objection filed by any party to an executory contract or unexpired lease under this paragraph and/or to reject any executory contract or unexpired lease or assume such contract or unexpired lease by complying with section 365(b) of the Bankruptcy Code. To the extent the Debtor disagrees with any objection filed by any party to an executory contract or unexpired lease under this paragraph, the Debtor will request that the Bankruptcy Court declare that the Cure Payment is as stated by the Debtor, and that the proposed assumption is appropriate, and any disputes shall be resolved by the Bankruptcy Court.

Entry of the Confirmation Order shall constitute approval of the assumptions under the Plan pursuant to section 365 of the Bankruptcy Code. All Cure Payments which may be required by section 365(b)(1) of the Bankruptcy Code shall be made on the Effective Date or as soon thereafter as is practicable or as may otherwise be agreed by the parties to any particular contracts or leases.

C.	Rejection.

With the exception of those executory contracts and unexpired leases that have been previously assumed, assumed pursuant to Section VII.A, above, or rejected by order of the Bankruptcy Court pursuant to Bankruptcy Code section 365, as of the Effective Date, the Debtor shall reject, pursuant to Bankruptcy Code section 365, all other executory contracts and unexpired leases. Exhibit “2” to the Plan is a non-exclusive list of rejected contracts.

D.	General.

Inclusion of a matter in Exhibit “1” or “2” does not constitute an admission by the Debtor that an executory contract or unexpired lease exists, is valid or is an executory contract or unexpired lease. As a matter of prudence, Exhibits “1” and “2” include contracts and leases which may have previously been rejected or canceled or assigned or which may have expired. Entry of the Confirmation Order shall constitute approval of the rejections under the Plan pursuant to section

365(a) of the Bankruptcy Code.

All Allowed Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, shall be treated as Class 3 Claims under the Plan.

All Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, must be filed with the Bankruptcy Court on or before such date as the Bankruptcy Court has fixed pursuant to the Bar Date Order with respect to Claims arising from the rejection of specified executory contracts and unexpired leases, or, if rejected pursuant to the Plan, on or before the day that is 30 days after the Effective Date or, if such day is not a Business Day, the first Business Day occurring thereafter. Any such Claims which are not filed within such time will be forever barred from assertion against the Debtor’s Estate, the Debtor, the Liquidating Agent, and the Estate’s property.

E.	Insurance Policies

For the avoidance of doubt, the Debtor’s rights with respect to all insurance policies under which the Debtor may be a beneficiary (including all insurance policies that may have expired prior to the Petition Date, all insurance policies in existence on the Petition Date, all insurance policies entered into by the Debtor after the Petition Date, and all insurance policies under which the Debtor holds rights to make, amend, prosecute and benefit from claims), are retained and will be transferred or assigned to the Liquidating Trust pursuant to this Plan. Notwithstanding any provision providing for the rejection of executory contracts, any insurance policy that is deemed to be an executory contract shall neither be rejected nor assumed by operation of this Plan and shall be the subject of a specific motion by the Liquidating Trustee who shall retain the right to assume or reject any such executory contracts pursuant to and subject to the provisions of Section 365 of the Bankruptcy Code following the Effective Date.

/ / /

VIII.	EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent.

The Effective Date shall not occur until each and every one of the following conditions (the “Conditions Precedent”) have been satisfied or waived:

(a)         Confirmation Order. The Confirmation Order has been entered on the docket of the Bankruptcy Court and no stay of the Confirmation Order is in effect, unless satisfaction of this condition has been waived in writing by the Debtor and duly authorized representative of Holders of Class 4 Claims;

(b)         Final Order from District Court. A Final Order has been entered by the District Court approving the Class Action Settlement. Within 5 calendar days after entry of the Confirmation Order the Holders of Class 4 Claims shall file a motion with the District Court seeking entry of a schedule for filing of a motion for final approval of the Class Action Settlement and setting of hearing date for same; and

(c)         Payment by Insured Directors. The Insured Directors shall have paid the Insured Directors Contribution to the Holders of Class 4 Claims; unless satisfaction of this condition is waived in writing by a duly authorized representative of Holders of Class 4 Claims.

B.	Notice of Effective Date.

As soon as practicable after the Effective Date has occurred, the Debtor shall file with the Bankruptcy Court an informational notice specifying the Effective Date, as a matter of record.

IX.	RETENTION OF JURISDICTION

This Plan shall not in any way limit the Court’s post-confirmation jurisdiction as provided under the Bankruptcy Code. The Bankruptcy Court will retain and have exclusive jurisdiction to the fullest extent permissible over any proceeding (i) arising under the Bankruptcy Code or (ii) arising in or related to the Chapter 11 Case or the Plan, including but not limited to the following:

A.         To hear and determine pending motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, if any are pending as of the Effective Date, the determination of any cure payments related thereto, and the allowance or disallowance of Claims resulting therefrom;

B.         To hear and determine pending motions for sale of assets outside the ordinary course of business pursuant to section 363 of the Bankruptcy Code, if any are pending as of the Effective Date;

C.         To determine any and all adversary proceedings, applications, motions, and contested matters instituted prior to the closing of the Chapter 11 Case;

D.         To ensure that Distributions to holders of Allowed Claims are accomplished as provided herein;

E.         To hear and determine any objections to Administrative Expenses and to Proofs of Claims filed both before and after the Effective Date (including, without limitation, whether all or any part of any Claim set forth in any such Proof of Claim or Administrative Expense is subject to partial or complete subordination pursuant to applicable law), and to allow or disallow any Disputed Claim in whole or in part;

F.         To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

G.         To issue orders in aid of execution of the Plan and to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or its execution or implementation by any entity;

H.         To consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

I.         To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

J.         To hear and determine any disputes arising in connection with the interpretation, implementation, execution, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

K         To hear or determine any action to recover assets of the Estate, wherever located, including any and all Estate Causes of Action

L.         To hear and determine any claims, actions, and/or proceedings, of whatever nature, that may be made, brought or asserted against the Released Parties (as that term is defined in Art. X.A. of this Plan) for acts or omissions between the Petition Date and the Effective Date.

M.         To hear and determine any actions or matters related to Estate Causes of Action, whether or not such actions or matters are pending on the Effective Date;

N.         To hear and determine any matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

O.         To hear any other matter not inconsistent with the Bankruptcy Code;

P.         To hear any other matter deemed relevant by the Court; and

Q.         To enter a Final Decree closing the Chapter 11 Case.

X.	LIMITATION OF LIABILITY, RELEASES AND INJUNCTION

A.	Exculpation.

Except as otherwise provided by the Plan or the Confirmation Order, on the Effective Date, the Debtor, the Indenture Trustee, and their respective officers, directors, employees, representatives, counsel, financial advisors or other agents, heirs and estates, and their successors and assigns (collectively, the “Released Parties”) shall be deemed released by each of them against the other, and by all Holders of Claims or Equity Interests or any other entity, of and from any Claims, obligations, rights, causes of action and liabilities for any act or omission occurring between the Petition Date and the Effective Date in connection with, or arising out of, the Chapter 11 Case, including, without limiting the generality of the foregoing, all sales of assets of the Debtor’s Estate, the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the negotiation, formulation, and/or consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan or any acts or omissions taken with respect to any contract, instrument, release or other agreement or document created in connection with the Plan, except for acts or omissions which constitute willful misconduct or gross negligence, and all such Persons, in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code. Notwithstanding the foregoing, this provision of the Plan is not intended to waive or release any cause of action based on prepetition actions or conduct, including but not limited to any Estate Causes of Action. For the further avoidance of doubt, nothing in this provision or the Plan waives, releases, limits, expands or otherwise affects any claim or cause of action of, or affect any investigation of, the FDIC-R or the Federal Deposit Insurance Corporation against the Released Parties.

B.	Injunction Enjoining Holders of Claims Against Debtor.

The Plan is the sole means for resolving, paying or otherwise dealing with Claims and Equity Interests. To that end, except as expressly provided in the Plan, at all times on and after the Effective Date, all Persons who have been, are, or may be holders of Claims against or Interests in the Debtor arising prior to the Effective Date, will be permanently enjoined from taking any of the following actions, on account of any such Claim or Equity Interest, against the Debtor, its Estate, the Liquidating Trust or its property (other than actions brought to enforce any rights or obligations under the Plan):

(i)         commencing, conducting or continuing in any manner, directly or indirectly any suit, action, or other proceeding of any kind against the Debtor, its Estate, the Liquidating Trust, or the Liquidating Trustee, their successors, or their respective property or assets (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date which will be deemed to be withdrawn or dismissed with prejudice);

(ii)         Enforcing, levying, attaching, executing, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order against the Debtor, its Estate, the Liquidating Trust, or the Liquidating Trustee, their successors, or their respective property or assets;

(iii)         creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any lien, security interest or encumbrance against the Debtor, its Estate, the Liquidating Trust, or the Liquidating Trustee, their successors, or their respective property or assets; and

(iv)         proceeding in any manner in any place whatsoever against the Debtor, its Estate, the Liquidating Trust, or the Liquidating Trustee, their successors, or their respective property or assets, that does not conform to or comply with the provisions of the Plan.

C.	Nondischarge of the Debtor.

In accordance with Bankruptcy Code section 1141(d)(3), the Confirmation Order will not discharge Claims. However, no Holder of a Claim may receive any payment from, or seek recourse against, any assets that are to be distributed under the Plan other than assets required to be distributed to that Holder pursuant to the Plan. As of the Confirmation Date, all Persons are enjoined from asserting against any property that is to be distributed under the Plan, any Claims, rights, causes of action, liabilities, or Equity Interests based upon any act, omission, transaction, or other activity that occurred before the Confirmation Date except as expressly provided in the Plan or the Confirmation Order.

D.	Class 4 Mutual Releases.

Notwithstanding anything contained herein to the contrary, and pursuant to Section 1123(b) of the Bankruptcy Code, on the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, its estate, the Liquidating Trustee, the Holders of Class 4 Claims and the Insured Directors, and each of their respective affiliates, agents, heirs and estates, employees, officers, directors, professionals and attorneys (collectively, “Releasing Parties”), mutually discharge and release and shall be deemed to have provided a full discharge and release to each other and their respective property from any and all claims, obligations, debts, rights, suits, damages, remedies, rights of setoff, causes of action, and liabilities whatsoever whether known or unknown, matured or unmatured, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing as of the Effective Date in law, equity or otherwise, whether for tort, contract violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtor, the Chapter 11 Case, the issuance of any security of the Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Petition Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing mutual release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the mutual releases set forth herein are: (1) in exchange for the good and valuable consideration provided by the releasing parties; (2) a good faith settlement and compromise of the claims released; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; and (5) given and made after due notice and opportunity for hearing.

/ / /

/ / /

XI.	MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees.

All quarterly fees due and payable to the Office of the United States Trustee pursuant to section 1930(a)(6) of title 28 of the United States Code shall be duly paid in full on or before the Effective Date, as required by section 1129(a)(12) of the Bankruptcy Code. The Liquidating Trust shall be responsible for timely payment of such quarterly fees due and payable after the Effective Date and until the Chapter 11 Case is closed, pursuant to section 1930(a)(6) of title 28 of the United States Code, with respect to cash disbursements made by the Disbursing Agent under the Plan. After the Effective Date and until the Chapter 11 Case is closed, the Liquidating Trustee shall file with the Office of the United States Trustee monthly financial reports specifying all disbursements made pursuant to the Plan and shall make all payments based upon such disbursements as required by applicable law.

B.	Preservation of Rights of Action.

Except to the extent any rights, claims, defenses, and counterclaims are expressly and specifically released in connection with this Plan or in any settlement agreement approved during the Chapter 11 Case: (i) any and all Estate Causes of Action accruing to the Debtor’s Estate shall vest in the Liquidating Trust on the Effective Date, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such Estate Causes of Action have been listed or referred to in this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, and (ii) the Debtor’s Estate does not waive, release, relinquish, forfeit, or abandon (nor shall it be estopped or otherwise precluded or impaired from asserting) any Estate Cause of Action that constitutes property of the Debtor’s Estate: (a) whether or not such Estate Cause of Action has been listed or referred to in this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such Estate Cause of Action is currently known to the Debtor or the Liquidating Trustee, and (c) whether or not a defendant in any litigation relating to such Estate Cause of Action filed a proof of claim in the Chapter 11 Case, filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against this Plan, or received or retained any consideration under this Plan.

C.	Preservation of Documents Regarding ERISA Class Action.

From and after the Effective Date, the Debtor, the Liquidating Trust, the Liquidating Trustee, and any transferee of the Debtor’s documents, as the case may be, shall preserve and maintain all of the Debtor’s and the Liquidation Trust’s documents, files, books, records, electronic data (including, but not limited to, emails and email server back-up tapes) (collectively, the “Documents”), whether retained by the Debtor, or transferred to the Liquidation Trust or Liquidating Trustee or such other transferee, and the Debtor, the Liquidation Trust, the Liquidating Trustee and/or such other transferee shall not destroy or otherwise abandon any such Documents for a period of two (2) years from the Effective Date and thereafter, except by further order of the Bankruptcy Court or such other court of competent jurisdiction after a hearing upon notice to parties in interest, including the Holders of Class 4 Claims.

D.	Headings.

Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

E.	Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtor’s Estate, holders of Claims, holders of Equity Interests, and their respective successors or assigns.

F. Revocation or Withdrawal.

1.	Right to Revoke.

The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

2.	Effect of Revocation.

If the Debtor revokes the Plan prior to the Confirmation Date or if the Confirmation Date or the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or its Estate or any other person or to prejudice in any manner the rights of the Debtor, the Debtor or its Estate or any person in any further proceedings involving the Debtor.

G.	Governing Law.

Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, this Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws thereof.

H.	Withholding, Reporting, and Payment of Taxes.

In connection with the Plan and all instruments issued in connection therewith and Distributions thereon, the Liquidating Trustee shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Liquidating Trustee shall report and pay taxes on the income of the Liquidating Trust Assets, if any, as required by applicable law. In addition, to the extent required by applicable law, reported Distributions from such reserves shall include all interest and investment income, if any, attributable to the Cash or property being distributed net of taxes which are, or are estimated to be, due and payable thereon.

I.	Other Documents and Actions.

The Debtor on and prior to the Effective Date and the Liquidating Trustee after the Effective Date may execute such other documents and take such other actions as may be necessary or appropriate to effectuate the transactions contemplated under this Plan.

J.	Modification of the Plan.

Prior to the Effective Date, the Plan may be altered, amended, or modified pursuant to section 1127 of the Bankruptcy Code by the Debtor. After the Effective Date, the Liquidating Trustee shall have the sole authority and power to alter, amend, or modify the Plan pursuant to section 1127 of the Bankruptcy Code.

K.	Notices.

Any notice to the Debtor, Liquidating Trustee, or United States Trustee required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

Debtor:

First Regional Bancorp.

1801 Century Park East

Suite 1430

Los Angeles, CA 90067

Attention: Thomas McCullough, Chief Financial Officer

With a copy to:

Landau Gottfried & Berger LLP

Attention: Jon L. R. Dalberg

1801 Century Park East

Suite 700

Los Angeles, CA 90067

Liquidating Trustee:

[TO COME]

Indenture Trustees:

Wilmington Trust Company

Rodney Square North,

1100 North Market Street

Wilmington, Delaware 19890-1600

Attention: ______________

With a Copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4530

Attention: Todd C. Meyers, Esq.

    Shane G. Ramsey, Esq.

U.S. Bank National Association

as Indenture Trustee, Institutional Trustee

and Guarantee Trustee

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: James A. Byrnes

With a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Attention: Marie C. Pollio

Office of the United States Trustee:

Office of the United States Trustee

Attention: Hatty Yip, Esq.

725 S. Figueroa St., Ste. 2600

Los Angeles, CA 90017

L.	Severability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan does not govern the treatment of Claims or Equity Interests, or is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term(s) or provision(s) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

M.	Successors and Assigns.

The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, and assigns of such entity.

N.	Post-Confirmation Notice.

From and after the Effective Date, any person who desires notice of any pleading or document filed in the Bankruptcy Court, or any hearing in the Bankruptcy Court, or other matter as to which the Bankruptcy Code requires notice to be provided, shall file a request for post-

confirmation notice and shall serve the request on the Liquidating Trustee; provided, however, the United States Trustee shall be deemed to have requested post-confirmation notice.

DATED: , 2013	Respectfully submitted,

FIRST REGIONAL BANCORP

By:
Thomas McCullough Chief Restructuring Officer

Presented By:

LANDAU GOTTFRIED & BERGER LLP

By:
Jon L.R. Dalberg Attorneys for First Regional Bancorp

LIST OF EXHIBITS

Exhibit “1”	List of Executory Contracts Assumed

Exhibit “2”	List of Executory Contracts Rejected

Exhibit “3”	Liquidating Trust Agreement

LIQUIDATING TRUST AGREEMENT

OF

FIRST REGIONAL BANCORP

By and Between

First Regional Bancorp,

as Debtor and Debtor-in-possession

and

Vikaran Ghei and Michael Zaitzeff

as Co-Liquidating Trustees

Dated:                     ,         , 2013

B. Federal Income Tax	15
C. Other	15

Section VII TRANSFER OF BENEFICIARY’S INTERESTS	16
A. Transfer of Beneficial Interests	16

Section VIII MISCELLANEOUS PROVISIONS	16
A. Amendment; Waiver	16
B. Intention of Parties to Establish Grantor Trust	16
C. Preservation of Privilege	16
D. Cooperation	17
E. Laws as to Construction	17
F. Severability	17
G. Notices	17
H. Notices if to a Beneficiary and to the Indenture Trustee	18
I. Third-Party Beneficiary	18
J. Headings	18
K. Counterparts	18

LIQUIDATING TRUST AGREEMENT

THIS LIQUIDATING TRUST AGREEMENT (the “Agreement”) is entered into as of this          day of              2013, by and between debtor and debtor-in-possession First Regional Bancorp (the “Debtor”) and (ii) Vikaran Ghei and Michael Zaitzeff as Co-Trustees (together with any successors, the “Trustees”)1 under the Debtor’s Second Amended Chapter 11 Liquidating Plan (as same may have been, or may be, amended, the “Plan”).

Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.

RECITALS

A. On June 19, 2012, the Debtor filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Bankruptcy Court”), under Case No. 2:12-bk-31372-ER (the “Bankruptcy Case”).

B. On                     , 2013, the Bankruptcy Court entered its Order (the “Confirmation Order”) confirming the Plan. The Plan and the Confirmation are incorporated into this Agreement by this reference.

C. The Liquidating Trust of First Regional Bancorp (the “Liquidating Trust”) is created on behalf of, and for the benefit of, the Holders of Allowed Claims of the Debtor entitled to receive a distribution on account of their Allowed Claims pursuant to the Plan (collectively, the “Beneficiaries”). Upon payment by the Liquidating Trust of amounts due pursuant to the Plan, if any, to a Beneficiary, any interest such Beneficiary may have as a Beneficiary of the Liquidating Trust shall terminate and be of no further force and effect.

D. The Liquidating Trust is created pursuant to, and to effectuate, the Plan for the primary purpose of liquidating the assets transferred to it (the “Liquidating Trust Assets”) and otherwise administering the post-confirmation estate of the Debtor for the benefit of the Beneficiaries as a liquidating trust, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. The Trustee shall act as the liquidator of assets of the Liquidating Trust under this agreement.

E. The Liquidating Trust provides that the Beneficiaries of the Liquidating Trust will be treated as the grantors of the Liquidating Trust and deemed owners of the Liquidating Trust

[1]	As used in this Agreement, the term “Trustees” shall have the same meaning as the term “Liquidating Trustee” used in the Plan.

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Assets. This Liquidating Trust requires the Trustees to file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation §1.671-4(a).

F. The Liquidating Trust is intended to qualify as a “grantor trust” for federal income tax purposes with the Beneficiaries treated as the grantors and owners of the trust.

G. This Liquidating Trust provides for consistent valuations of the transferred property by the Debtor, Trustees and Beneficiaries, and those valuations must be used for all federal income tax purposes.

H. All of the Liquidating Trust’s income and/or recoveries are to be treated as subject to tax on a current basis to the Beneficiaries who will be responsible for payment of any tax due.

I. Subject to Section II (E) hereof, this Liquidating Trust contains a fixed determinable termination date that is not more than five years from the date of creation of the Liquidating Trust and that is reasonable based on all of the facts and circumstances.

J. The investment powers of the Trustees are subject to section 345 of the Bankruptcy Code, except as may otherwise be ordered by the Bankruptcy Court.

K. Unless otherwise ordered by the Bankruptcy Court, the Trustees are required to distribute at least annually to the Beneficiaries its net income plus net proceeds from the sale of assets, except that the Liquidating Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the Liquidating Trust Assets or to meet claims and contingent liabilities (including disputed claims) and to fund the operations of and pay the expenses of administration of the Liquidating Trust.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the Debtor and the Trustees agree as follows:

SECTION I

TRUSTEE

A.	Appointment

Vikaran Ghei and Michael Zaitzeff have been selected to serve as Co-Trustees under the Plan, and each hereby accepts such appointment and agrees to serve in such capacity, effective upon the Effective Date of the Plan. A successor Trustee shall be appointed by the Bankruptcy Court in the event that the Trustees are removed or resign pursuant to this Agreement or the Trustees become incapacitated or otherwise vacate the position.

B.	Generally

The Trustees’ powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purposes of the Liquidating Trust and not otherwise. The Trustees may deal with the Liquidating Trust Assets as permitted by the provisions hereof, including as set forth in

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Section I.D. The Trustees shall have the authority to bind the Liquidating Trust and for all purposes hereunder shall be acting in the capacity as Trustees and not individually.

C.	Scope of Authority

The responsibilities and authority of the Trustees shall include: (a) liquidating the Liquidating Trust Assets, (b) liquidating and resolving the Estate Causes of Action, (c) facilitating the prosecution or settlement of objections to and estimations of Claims, (d) calculating and implementing all distributions in accordance with the Plan, (e) filing all required tax returns and paying taxes and all other obligations on behalf of the Liquidating Trust from funds held by the Liquidating Trust, (f) periodic reporting to the Bankruptcy Court and parties in interest of the status of the Claims resolution process, distributions on Allowed Claims, and prosecution of Estate Causes of Action, (g) managing the wind-down of the Debtor’s operations, if any, and (h) such other responsibilities and powers as may be vested in the Trustees pursuant to the Plan or Bankruptcy Court order or not inconsistent therewith or as may be necessary and proper to carry out the provisions of the Plan.

D.	Powers

The powers of the Trustees shall, without any further Bankruptcy Court approval (except as specifically required herein) and subject in all respects to the other terms and conditions of this Agreement, include (i) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Liquidating Trust from funds held by the Trustees in accordance with the Plan, (ii) the power to deal with the Liquidating Trust Assets, (iii) the power to engage employees and professional persons to assist the Trustees with respect to its responsibilities, (iv) the power to litigate, compromise and settle Claims and Estate Causes of Action on behalf of or against the Liquidating Trust, (v) the power to file pleadings and papers and seek relief before the Bankruptcy Court or other courts of competent jurisdiction, where appropriate, (vi) the power to file returns, make elections and otherwise to do all things and take all steps that the Trustees shall deem necessary or appropriate with respect to the tax attributes and/or obligations (if any) of the Liquidating Trust, and (vii) such other powers as may be vested in or assumed by the Liquidating Trust or the Trustees pursuant to the Plan, Bankruptcy Court order or not inconsistent therewith or as may be necessary and proper to carry out the provisions of the Plan. Except as expressly set forth in this Agreement, the Trustees shall have absolute discretion to pursue or not to pursue any and all Claims and Estate Causes of Action or other matters, activities or things as it determines is in the best interests of the Beneficiaries and consistent with the purposes of the Liquidating Trust, and shall have no liability for the outcome of its decision, except as such decision may constitute an act of gross negligence, willful misconduct, or fraud. The Trustees may incur reasonable and necessary expenses in liquidating and converting the Liquidating Trust Assets to cash, which shall be payable from the corpus of the Liquidating Trust.

1.	In connection with the administration of the Liquidating Trust, except as otherwise set forth in this Agreement or the Plan, the Trustees are authorized to perform any and all acts necessary and reasonable to accomplish the purposes of the Liquidating Trust. Without limiting the

3

foregoing, and subject in all respects to the other terms and conditions of this Agreement, the Trustees shall be expressly authorized, but shall not be required, to:

(1)	hold legal title to the Liquidating Trust Assets, any and all rights of the Beneficiaries in or arising from the Liquidating Trust Assets, including, but not limited to, the right to vote any claim or interest held by the Liquidating Trust Assets in a case under the Bankruptcy Code and receive any distribution therein;

(2)	protect and enforce the rights to the Liquidating Trust Assets vested in the Trustees by this Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable law and general principles of equity;

(3)	file objections, contest, settle, compromise, withdraw, litigate to judgment, adjust, arbitrate, sue on or defend, abandon, or otherwise deal with, in accordance with the terms set forth in Section IV.B hereof, the Estate Causes of Action and Claims and any other claims in favor of or against the Liquidating Trust as the Trustees shall deem advisable;

(4)	establish and maintain accounts at banks and other financial institutions, in a clearly specified fiduciary capacity, in which the Liquidating Trust Assets or other cash and property of the Liquidating Trust may be deposited, and draw checks or make withdrawals from such accounts;

(5)	determine and satisfy any and all liabilities created, incurred or assumed by the Liquidating Trust;

(6)	pay from the Liquidating Trust Assets all fees and expenses and make all other payments relating to the administration, management, maintenance, operation, preservation or liquidation of the Liquidating Trust Assets or pursuit of Estate Causes of Action and Claims in accordance with the provisions of Section I.I hereof;

(7)	file, if necessary, any and all tax and information returns with respect to the Liquidating Trust and pay taxes properly payable by the Liquidating Trust, if any;

(8)

obtain at the expense of the Liquidating Trust, insurance coverage with respect to the liabilities and obligations of the Trustees and the Liquidating Trust (in the form of an errors and omissions policy, fiduciary policy or otherwise); provided, however, the Liquidating Trust is a successor of the Debtor for the purposes of

4

continuing to receive benefits under insurance policies entered into by the Debtor;

(9)	obtain, at the expense of the Liquidating Trust, insurance coverage with respect to real and personal property which may be or may become Liquidating Trust Assets, if any;

(10)	retain and pay from the Liquidating Trust Assets such law firms to aid the Trustees in the prosecution of any Estate Causes of Action and Claims that constitute the Liquidating Trust Assets, and to perform such other functions as may be appropriate, including advising or assisting the Trustees in the discharge of its duty as Trustees. The Trustees may commit the Liquidating Trust to and shall pay such law firms reasonable compensation for services rendered and reimbursement of expenses incurred. Any such compensation shall paid monthly but only upon delivery to the Trustees and to the Indenture Trustees of an invoice for such services and expenses, in customary form. The Trustees shall be authorized to pay all or any portion of the compensation and reimbursement sought in such invoice that is not objected to in writing, delivered to the Trustees within twenty (20) calendar days after delivery of such invoice;

(11)	retain and pay from the Liquidating Trust Assets a public accounting firm to perform such reviews and/or audits of the financial books and records of the Liquidating Trust and to prepare and file any tax returns or informational returns for the Liquidating Trust as may be required. The Trustees may commit the Liquidating Trust to and shall pay such accounting firm reasonable compensation for services rendered and reimbursement of expenses incurred. Any such compensation shall paid monthly but only upon delivery to the Trustees and to the Indenture Trustees of an invoice for such services and expenses, in customary form. The Trustees shall be authorized to pay all or any portion of the compensation and reimbursement sought in such invoice that is not objected to in writing, delivered to the Trustees within twenty (20) calendar days after delivery of such invoice;

(12)

retain and pay from the Liquidating Trust Assets such third parties as necessary or appropriate to assist the Trustees in carrying out its powers and duties under this Agreement. The Trustees may commit the Liquidating Trust to and shall pay all such persons or entities reasonable compensation for services rendered and reimbursement of expenses incurred, as well as commit the Liquidating Trust to indemnify any such parties in connection with the performance of services on market terms, including an

5

exception for such parties’ losses occasioned or based upon such parties’ gross negligence, willful misconduct, or fraud;

(13)	invest any moneys held as part of the Liquidating Trust Assets in accordance with the terms of Section I.F.2 hereof;

(14)	represent the interests of the Beneficiaries with respect to any matters relating to the Plan, this Agreement or the Liquidating Trust affecting the rights of such Beneficiaries;

(15)	take any and all actions necessary to dissolve the Debtor; and

(16)	engage in any transaction necessary or appropriate to the foregoing or to facilitate implementation of the Plan, including but not limited to, entering into, performing and exercising rights under contracts and leases on behalf of the Liquidating Trust.

E.	Additional Powers

Except as otherwise set forth in this Agreement or in the Plan, and subject to the retained jurisdiction of the Bankruptcy Court as provided for in the Plan, but without prior or further authorization, the Trustees may control and exercise authority over the Liquidating Trust Assets and over the protection, conservation and disposition thereof. No person dealing with the Liquidating Trust shall be obligated to inquire into the authority of the Trustees in connection with the protection, conservation or disposition of Liquidating Trust Assets. It is intended that a signed copy of this Agreement serve as adequate proof of the Trustees’ authority to act if such proof is required for any reason by any third party.

F.	Limitation of Trustees’ Authority

1.	No Trade or Business; no Purchase or Sale of Claims or Securities of the Debtor.

The Trustees shall not and shall not be authorized to engage in any trade or business with respect to the Liquidating Trust Assets or any proceeds therefrom except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust and shall take such actions consistent with the prompt and orderly liquidation of the Liquidating Trust Assets as required by applicable law and consistent with the treatment of the Liquidating Trust as a liquidating trust under Treasury Regulation Section 301.7701-4(d). Neither of the Trustees shall while serving as Trustee directly, or indirectly through any agent, person or entity controlled by one or both of the Trustees, purchase, sell, trade or enter into any agreement to purchase, sell or trade any security of, or Claim2 against, the Debtor.

[2]	As defined in Sec. I. 16 of the Plan.

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2.	Investment and Safekeeping of Liquidating Trust Assets

All moneys and other assets received by the Liquidating Trust shall, until distributed or paid over as herein provided, be held in trust for the benefit of the Beneficiaries, but need not be segregated from other Liquidating Trust Assets, unless and to the extent required by law or by the Plan. The Trustees shall be under no liability for interest or producing income on any moneys received by the Liquidating Trust hereunder and held for distribution or payment to the Beneficiaries, except as such interest shall actually be received by the Trustees. Investments of any moneys held by the Liquidating Trust shall be administered in view of the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs; provided, however, that the right and power of the Trustees to invest the Liquidating Trust Assets, the proceeds thereof, or any income earned by the Liquidating Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section IV.E hereof) in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as Treasury bills and, provided, further, that the scope of any such permissible investments shall be limited to include only those investments (a) that are consistent with the provisions of section 345 of the Bankruptcy Code unless ordered otherwise by Bankruptcy Court and (b) that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise.

G.	Liability of Trustees

In no event shall the Trustees (or either of them), the Trustees’ employees, or any of the Trustees’ professionals or representatives be held personally liable for any claim asserted against the Liquidating Trust, the Trustees (or either of them), the Trustees’ employees, or any of the Trustees’ professionals or representatives, except to the extent occasioned by or based upon willful misconduct, gross negligence or fraud. Specifically, the Trustees, the Trustees’ employees, and any of the Trustees’ professionals or representatives shall not be liable for any negligence or any error of judgment in either case made in good faith, or with respect to any action taken or omitted to be taken in good faith, except to the extent that the action taken or omitted to be taken by the Trustees (or either of them), the Trustees’ employees, or any of the Trustees’ professionals or representatives are determined by a Final Order to be due to their own respective gross negligence, willful misconduct, or fraud.

H.	Reliance by Trustees

Except as otherwise provided in Section I.F hereof:

1.	the Trustees may rely upon, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

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2.	the Trustees may consult with legal counsel, financial or accounting advisors and other professionals to be selected by it, and the Trustees shall not be liable for any action taken or omitted to be taken by it in accordance with the advice thereof; and

3.	persons dealing with the Trustees shall look only to the Liquidating Trust Assets to satisfy any liability incurred by the Trustees to such person in carrying out the terms of this Agreement, and the Trustees shall have no personal obligation to satisfy any such liability, except to the extent such liability or obligation arises as a result of the gross negligence, willful misconduct, or fraud of the Trustees in which case the Liquidating Trust Assets shall not be subject to such claims or liabilities.

I.	Authorization to Expend Liquidating Trust Assets

The Trustees may expend the assets of the Liquidating Trust (i) to pay expenses of administration of the Liquidating Trust (including, but not limited to, the fees and expenses of the Trustees, any taxes imposed on the Liquidating Trust or in respect of the assets of the Liquidating Trust, and fees and expenses in connection with litigation), and (ii) to satisfy other liabilities incurred or assumed by the Liquidating Trust (or to which the assets are otherwise subject) in accordance with this Agreement or the Plan.

J.	Compensation of the Trustees

1.	The Liquidating Trust shall reimburse the Trustees for the actual reasonable out-of-pocket expenses incurred by the Trustees, including, without limitation, necessary travel, lodging, postage, telephone and facsimile charges upon receipt of periodic billings.

2.	The Trustees shall be entitled to receive compensation pursuant to that certain Liquidating Trust Fee Agreement attached hereto as Exhibit A for services rendered on behalf of Liquidating Trust (the “Trustees’ Fees”). For avoidance of doubt, the Trustees’ Fees shall be separate from, and shall not include, any claims for reimbursement under paragraphs 1 and 3 of this Section I. J. or the fees and compensation of professionals and other third parties employed by the Trustees pursuant to Section I. D. 1., above, which shall be paid separately from Liquidating Trust Assets. Any change in compensation must be pursuant to an Order of the Bankruptcy Court following notice and opportunity to be heard.

3.	The Liquidating Trust Assets shall be subject to the claims of the Trustees, and the Trustees shall be entitled to reimburse themselves out of any available cash in the Liquidating Trust, for their actual out-of-pocket expenses and against and from any and all loss, liability, expense, or damage which the Trustees may sustain in good faith and without willful misconduct, gross negligence, or fraud in the exercise and performance of any of the powers and duties of the Trustees.

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4.	All compensation and other amounts payable to the Trustees shall be paid from the assets of the Liquidating Trust. If the cash in the Liquidating Trust shall be insufficient to compensate and reimburse the Trustees, as the case may be, for any amounts to which it is entitled hereunder, then the Trustees are hereby authorized to reduce to cash in a commercially reasonable manner that portion of the Liquidating Trust Assets necessary so as to effect such compensation and reimbursement.

K.	Exculpation; Indemnification

From and after the Effective Date, the Trustees, the Trustees’ employees and each of their professionals and representatives (or their designees) shall be and hereby are exculpated by all Persons, including, without limitation, Beneficiaries, Holders of Claims and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Trustees by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law or otherwise, except only for actions or omissions to act only to the extent determined by a Final Order to be due to their own respective gross negligence, willful misconduct, or fraud after the Effective Date. No Beneficiary, Holder of a Claim or other party in interest will have or be permitted to pursue any claim or cause of action against the Trustees, the Liquidating Trust or the employees, professionals or representatives of the Trustees for making payments in accordance with the Plan or for implementing the provisions of the Plan except in cases of gross negligence, willful misconduct, or fraud. The Liquidating Trust shall indemnify, defend and hold harmless the Trustees, the Trustees’ employees and any of their professionals or representatives from and against any and all claims, causes of action, liabilities, obligations, losses, damages or expenses (including attorneys’ fees) (other than only to the extent determined by a Final Order to be due to their own respective gross negligence, willful misconduct, or fraud after the Effective Date) to the fullest extent permitted by applicable law and any obligations, liabilities or expenses incurred by any such persons or entities shall be payable from the Liquidating Trust Assets. Any action taken or omitted to be taken with the approval of the Bankruptcy Court will conclusively be deemed not to constitute gross negligence, willful misconduct, or fraud.

L.	Bond

If the Bankruptcy Court so orders, the Trustees shall serve with bond.

M.	Confidentiality

The Trustees shall, and shall cause their agents and representatives to, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity or matter to which any of the Liquidating Trust Assets relates or of which the Trustees (or either of them) have become aware in their capacity as Trustees.

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N.	Final Decree

It shall be the duty of the Trustees to seek and obtain a final decree or decrees from the Bankruptcy Court upon full administration of the Liquidating Trust.

O.	Termination

The duties, responsibilities and powers of the Trustees will terminate on the date the Liquidating Trust is dissolved under applicable law in accordance with the Plan, or by an Order of the Bankruptcy Court or by entry of a final decree closing the Bankruptcy Case. Upon the discharge of all liabilities of the Liquidating Trust, final distribution of the entirety of the Liquidating Trust Assets, and entry of an order of the Bankruptcy Court discharging the Trustees, the Trustees shall have no further duties or obligations hereunder.

SECTION II

THE LIQUIDATING TRUST

A.	Transfer of Assets to Liquidating Trust

For good and valuable consideration, the receipt of which is hereby acknowledged by the undersigned, and pursuant to the Plan, as of the Effective Date, the Debtor executes this Agreement and, pursuant to the Plan and this Agreement, hereby establishes the Liquidating Trust and transfers, assigns, and delivers to the Liquidating Trust, in trust to and for the benefit of the Beneficiaries for the uses and purposes stated herein and in the Plan, all right, title and interest in the Debtor’s Assets, including but not limited to (a) all Available Cash, and (b) all claims and Estate Causes of Action of the Estate. The Trustees agree to accept and hold the Liquidating Trust Assets for the Beneficiaries, subject to the terms of the Plan and this Agreement.

B.	Title to Assets

1.	The transfer of the Debtor’s assets to the Liquidating Trust (after taking into account any payment by the Debtor on the Effective Date to and/or full funding of the Allowed and projected Administrative Claims, Allowed Secured, Priority Tax and Priority Non-Tax Claims as well as postpetition fees and expenses) shall be made for the benefit of the Beneficiaries in accordance with the Plan. The Payment of Distributions and the utilization of all Liquidating Trust Assets shall be made in accordance with the Plan.

2.	For all federal income tax purposes, all parties (including, without limitation, the Debtor, the Trustees, and the Beneficiaries) shall treat the transfer of the Debtor’s assets to the Liquidating Trust, as set forth in this Section II.B, as a transfer of such assets to the Beneficiaries followed by a transfer of such assets by the Beneficiaries to the Liquidating Trust. Thus, the Beneficiaries shall be treated as the grantors and owners of a grantor trust for federal income tax purposes.

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C.	Funding of Liquidating Trust

The Debtor shall, on the Effective Date, transfer to the Liquidating Trust on behalf of the Beneficiaries (in accordance with Section II.B hereof) any and all of the Debtor’s real and personal property to form the Liquidating Trust Assets. The Debtor shall have no further obligation to provide any funding with respect to the Liquidating Trust.

D.	Valuation of Assets

As soon as practicable after the Effective Date, the Trustees shall apprise each of the Beneficiaries in writing of the value of the Liquidating Trust Assets by filing such valuation with the Bankruptcy Court. The valuation shall be used consistently by all parties (including the Debtors, the Trustees and the Beneficiaries) for all federal income tax purposes.

E.	Termination of Liquidating Trust

The Liquidating Trust will terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, the Bankruptcy Court, upon motion by a party in interest, may by order entered before the expiration of the then current term, extend the term of the Liquidating Trust for a finite period if it is necessary to the liquidating purpose thereof. Multiple extensions can be obtained. The Trustees shall not unduly prolong the duration of the Liquidating Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all Claims and Estate Causes of Action that constitute Liquidating Trust Assets and to effect the distribution of the Liquidating Trust Assets to the Beneficiaries in accordance with the terms hereof and terminate the Liquidating Trust in such time as calculated to maximize recoveries. Prior to and upon termination of the Liquidating Trust, the Liquidating Trust Assets will be distributed to the Beneficiaries in accordance with their distribution rights under the Plan, subject to the provisions set forth herein. If any distributions of the Liquidating Trust are not duly claimed then such distributions will be disposed of in accordance with the Plan. Notwithstanding anything contained herein to the contrary, if the value of the Liquidating Trust Assets is less than the cost of postage and mailing for a distribution, the expense associated with seeking Court authority for a distribution and the expense of holding the estates open, the Trustees may contribute such assets to the charity of its choosing.

SECTION III

BENEFICIARIES

A.	Identification of Beneficiaries

In order to determine the actual names, addresses and tax identification numbers of the Beneficiaries, the Trustees shall be entitled to conclusively rely on the names, addresses and tax identification numbers set forth in the Debtor’s (1) Schedules, (2) filed proofs of claim, or (3) books and records. Each Beneficiary’s right to distribution from the Liquidating Trust shall be that accorded to such Beneficiary under the Plan. Each distribution by the Trustees to the Beneficiaries shall be made in accordance with the terms set forth herein.

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B.	Withholding

Unless otherwise permitted to be paid directly to a Beneficiary, the Trustees shall withhold from the amounts distributable to the Beneficiaries from the Liquidating Trust Assets at any time such sum or sums as may be required to be withheld under the income tax laws of the United States or of any state or political subdivision thereof.

C.	Tax Identification Numbers

The Trustees shall require any Beneficiary to furnish to the Trustees its Employer or Taxpayer Identification Number as assigned by the IRS and the Trustees may condition any distribution to any Beneficiary upon receipt of such identification number. For the avoidance of doubt, the Trustees may request Bankruptcy Court authority to release funds set aside for distribution to Beneficiaries who have not provided proper tax identification numbers and make those funds available to remaining Beneficiaries.

SECTION IV

PURPOSE, AUTHORITY, LIMITATIONS, AND DISTRIBUTIONS

A.	Purpose of the Liquidating Trust

The Liquidating Trust shall be established for the primary purpose of liquidating its assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Accordingly, the Liquidating Trust shall, in an expeditious but orderly manner, liquidate and convert to cash the Liquidating Trust Assets, make timely distributions and not unduly prolong the duration of the Liquidating Trust. The liquidation of the Liquidating Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise.

B.	Resolution of Liquidating Trust Assets by the Trustees

1.	The Trustees shall be empowered to and, in their discretion (subject to the provisions hereof), may take all appropriate action with respect to the prosecution, settlement or other resolution of Claims and Estate Causes of Action constituting the Liquidating Trust Assets. The Trustees shall deal with all collections and settlements within the normal course of its duties.

2.	Notwithstanding anything contained in this Agreement to the contrary, the Liquidating Trust may, but is not required to, submit a proposed settlement of Claims or Estate Causes of Action to the Bankruptcy Court or such other court of competent jurisdiction for its approval.

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C.	Books and Records

On behalf of the Liquidating Trust, the Trustees shall maintain, in respect of the Liquidating Trust and the Beneficiaries, books and records relating to the assets and income of the Liquidating Trust and the payment of expenses of, and liabilities of, claims against or assumed by, the Liquidating Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof in accordance with Section VII hereof and to comply with applicable provisions of law. Except as provided in Section VII.A hereof, nothing in this Agreement requires the Liquidating Trust or the Trustees to file any accounting or seek approval of any court with respect to the administration of the Liquidating Trust, or as a condition for making any payment or distribution out of the Liquidating Trust Assets. Beneficiaries shall have the right upon thirty (30) days’ prior written notice delivered to the Trustees to inspect such books and records, provided that, if so requested, such Beneficiary shall have entered into a confidentiality agreement satisfactory in form and substance to the Trustees.

D.	Disputed Claim Reserve

The Trustees shall maintain, in accordance with the Trustees’ powers and responsibilities under the Plan and this Agreement, a reserve for any distributable amounts to be set aside on account of Disputed Claims. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided herein and in the Plan, as such Disputed Claims are resolved. If a Holder’s Disputed Claim is resolved and becomes an Allowed Claim, the Holder shall become a Beneficiary, the amounts previously reserved on account of the Holder’s Disputed Claims shall be distributed as provided herein and in the Plan, and the Holder shall receive the same percentage recovery as Holders of Allowed Claims in the same Class as if the Holder’s Allowed Claim was an Allowed Claim as of the Effective Date of the Plan.

E.	Application of Liquidating Trust Assets

Assuming Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Secured Claims, and Allowed Priority Non-Tax Claims have been paid (or, if not paid, after the Trustees have established adequate reserves to pay such claims), the Trustees shall apply all Liquidating Trust Assets, other than such reserve, and any proceeds therefrom, as follows:

1.	Following the Effective Date, subject in all respects to the terms of the Plan, the Liquidating Trust shall apply all cash constituting Liquidating Trust Assets and any proceeds therefrom in the order and reflecting the priorities set forth below:

FIRST, to pay all the costs and expenses of the Liquidating Trust including, without limitation, the post-confirmation fees and expenses and any and all costs, expenses and liabilities incurred by the Trustees (including its professionals and advisors) in connection with the performance of duties under this Liquidating Trust Agreement as permitted herein.

SECOND, to the Beneficiaries in accordance with the Plan.

Notwithstanding anything to the contrary in this Section IV, prior to making any distribution pursuant to Paragraph SECOND hereof, the Trustees may retain such amounts

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(i) to pay estimated expenses of administration (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the assets of the Liquidating Trust, and fees and expenses in connection with litigation), (ii) to satisfy other liabilities incurred or assumed by the Liquidating Trust (or to which the assets are otherwise subject), all for the term of the Liquidating Trust and in accordance with this Agreement or the Plan, and (iii) to satisfy the post-confirmation fees and expenses detailed in the Plan; provided, however, that, from the net amount distributable, the Trustees may reserve, in accordance with the provisions of Section IV.E hereof, such amounts as would be distributable in respect of Disputed Claims (treating such Claims for this purpose, as if they were Allowed Claims).

2.	Distribution. Subject to the provisions of Section IV.D hereof and the Plan, the Liquidating Trust shall distribute to the holders of Allowed Claims(which, for the avoidance of doubt, includes the Indenture Trustees for purposes of distributions with respect to Class 3 Claims) all net cash recoveries plus all net cash proceeds from the liquidation of the Liquidating Trust Assets (including as cash for this purpose, all cash equivalents) at such time intervals as decided by the Liquidating Trust in accordance with the terms of the Plan, provided that the Liquidating Trust shall make distributions no less frequently than on an annual basis unless otherwise ordered by the Bankruptcy Court.

F.	Compliance with Laws

Any and all distributions of Liquidating Trust Assets shall be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

SECTION V

SUCCESSOR TRUSTEE

A.	Removal

The Trustees may be removed by order of the Bankruptcy Court.

B.	Resignation

The Trustees may resign by giving not less than thirty (30) days’ prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of (i) the date specified in such notice and (ii) the selection of a successor and the acceptance by such successor of such appointment.

C.	Acceptance of Appointment by Successor Trustee

Any successor Trustee shall be chosen by the Bankruptcy Court. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with the Liquidating Trust records. If required, a successor should post a bond or provide evidence of insurance adequate to ensure the performance of the obligations of the successor hereunder. Thereupon, such successor Trustee shall, without any further act,

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become vested with all the estate’s properties, rights, powers, trusts and duties of its predecessor in the Liquidating Trust with like effect as if originally named herein; provided, however, that a removed or resigning Trustee shall, nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee under the Liquidating Trust all the estates, properties, rights, powers, and trusts of such predecessor Trustees.

SECTION VI

REPORTING

A.	Tax and Other Reports

As soon as practicable after the end of each calendar year, and as soon as practicable upon termination of the Liquidating Trust, the Trustees shall submit to the Bankruptcy Court a written report including: (i) financial statements of the Liquidating Trust at the end of such calendar year or period and the receipts and disbursements of the Liquidating Trust for such period; and (ii) subject to Section VII.B, a separate statement for each Beneficiary setting forth the holder’s share of items of income, gain, loss, deduction or credit (collectively, “Tax Items”) and will instruct all such holders to report such items on their federal income tax returns. The Trustees shall promptly submit additional reports to the Bankruptcy Court whenever an adverse material event or change occurs which materially affects either the Liquidating Trust or the rights of the Beneficiaries hereunder.

B.	Federal Income Tax.

1.	Grantor Trust Status. Except as set forth in Section VII.B.2, below, and subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Trustees of a private letter ruling if the Trustees so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustees), the Trustees shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a).

2.	Disputed Ownership Fund Election. The Trustees may, at the Trustees’ sole discretion, file a tax election to treat the Disputed Claims Reserve as a Disputed Ownership Fund (“DOF”) within the meaning of Treasury Income Tax Regulation Section 1.468B-9 for federal income tax purposes, rather than tax such reserve as a part of the grantor liquidating trust. If the election is made, the Trustees shall comply with all federal and state tax reporting and tax compliance requirements of the DOF, including but not limited to the filing of a separate federal income tax return for the DOF and the payment of federal and/or state income tax due.

3.

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C.	Other

The Trustees shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust, that are required to be filed by any governmental unit or under applicable law, guidelines, rules and regulations.

SECTION VII

TRANSFER OF BENEFICIARY’S INTERESTS

A.	Transfer of Beneficial Interests

The interests of the Beneficiaries in the Liquidating Trust, which are reflected only on the records of the Liquidating Trust maintained by the Trustees shall be transferable after written notice to the Trustees only: (a) pursuant to applicable laws of descent and distribution (in the case of a deceased individual Beneficiary); (b) by operation of law; or (c) by any other method that complies with applicable securities and tax laws and does not result in an adverse consequence to the Liquidating Trust. The Trustees shall not be required to record any transfer in favor of any transferee which, in the sole discretion of the Trustees, is or might be construed to be ambiguous or to create uncertainty as to the holder of the interest in the Liquidating Trust. Until a transfer is in fact recorded on the books and records maintained by the Trustees for the purpose of identifying Beneficiaries, the Trustees, whether or not in receipt of documents of transfer or other documents relating to the transfer, may nevertheless make distributions and send communications to Beneficiaries, as though it has no notice of any such transfer, and in so doing the Trustees shall be fully protected and incur no liability to any purported transferee or any other Person.

SECTION VIII

MISCELLANEOUS PROVISIONS

A.	Amendment; Waiver

This Agreement cannot be amended or waived in a material manner without an order of the Bankruptcy Court approving such material amendment or waiver, provided, however, that no change shall be made to this Agreement that would adversely affect the federal income tax status of the Liquidating Trust as a “grantor trust” in accordance with Section VII.B.

B.	Intention of Parties to Establish Grantor Trust

This Agreement is intended to create a grantor trust for United States federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as a grantor trust.

C.	Preservation of Privilege

In connection with the rights, claims, and causes of action that constitute the Liquidating Trust Assets, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to

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the Liquidating Trust shall vest in the Liquidating Trust and its representatives, and the Debtor and the Trustees are authorized to take all necessary actions to effectuate the transfer of such privileges.

D.	Cooperation

The Debtor shall provide the Trustees with copies of such of its books and records as are reasonably available to it and that the Trustees shall reasonably require for the purpose of performing the Trustees’ duties and exercising its powers hereunder.

E.	Laws as to Construction

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to rules governing the conflict of law. In the case of a conflict between the Plan and this Agreement, the Plan shall control.

F.	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law unless the Agreement, as modified, will no longer effectuate the intent of the parties hereto in all material respects.

G.	Notices

Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended at such address as set forth below or such other address as filed with the Bankruptcy Court:

If to the Debtor: First Regional Bancorp 1801 Century Park East Suite 1430 Los Angeles, California 90067 Attn: Thomas McCullough, Chief Financial Officer	With a copy to: Landau Gottfried & Berger LLP 1801 Century Park East Suite 700 Los Angeles, California 90067 Attn: Jon L.R. Dalberg

If to the Liquidating Trust or Trustees:	With a copy to:

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Vikaran Ghei and Michael Zaitzeff c/o HoldCo Advisors, L.P. 32 Broadway, Suite 1112 New York, NY 10004 Vik@holdcoadvisors.com Misha@holdcoadvisors.com	[TO COME]

H.	Notices if to a Beneficiary and to the Indenture Trustees

Any notice or other communication hereunder shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the person for whom such notice is intended to the name and address set forth on the Debtor’s Schedules or such Beneficiary’s proof of claim, such other notice filed with the Bankruptcy Court and the Liquidating Trust or such other means reasonably calculated to apprise the Beneficiary, provided, however, that a copy of any notice or communication to the Debtor or the Liquidating Trust or Trustees hereunder shall be sent to counsel for the Indenture Trustees, Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309-4530, Attention Shane G. Ramsey, Esq. (counsel to Wilmington Trust Company as Indenture Trustee), and Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103, Attention Marie C. Pollio, Esq. (counsel to U.S. Bank National Association as Indenture Trustee).

I.	Third-Party Beneficiary

There shall be no third-party beneficiaries of this Liquidating Trust except as expressly set forth herein.

J.	Headings

The section headings contained in this Liquidating Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

K.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A facsimile copy of a signature page is the equivalent of an original signature page.

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IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

DEBTOR: FIRST REGIONAL BANCORP

By:
Thomas McCullough
Chief Financial Officer

TRUSTEES:

By:
Vikaran Ghei
Co-Trustee

By:
Michael Zaitzeff
Co-Trustee

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